EXHIBIT 10(c)

STRATUS TECHNOLOGIES, INC.

STRATUS TECHNOLOGIES INTERNATIONAL, S.À R.L.

REVOLVING CREDIT AGREEMENT

dated as of November 18, 2003

$30,000,000

Credit Facility

J.P. MORGAN SECURITIES INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent

and

JPMORGAN CHASE BANK,

as Administrative Agent

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	24

SECTION 2.	AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS	24

2.1	Revolving Credit Commitments	24
2.2	Revolving Commitment Fee	25
2.3	Proceeds of Revolving Credit Loans	25
2.4	Swing Line Commitment	25
2.5	Issuance of Letters of Credit	27
2.6	Participating Interests	27
2.7	Procedure for Opening Letters of Credit	27
2.8	Payments in Respect of Letters of Credit	27
2.9	Letter of Credit Fees	28
2.10	Letter of Credit Reserves	29
2.11	Existing Letters of Credit	30
2.12	Further Assurances	30
2.13	Obligations Absolute	30
2.14	Assignments	30
2.15	Participations	31

SECTION 3.	GENERAL PROVISIONS APPLICABLE TO LOANS	31

3.1	Procedure for Borrowing	31
3.2	Conversion and Continuation Options	32
3.3	Changes of Commitment Amounts	32
3.4	Optional and Mandatory Prepayments	33
3.5	Interest Rates and Payment Dates	35
3.6	Computation of Interest and Fees	35
3.7	Certain Fees	36
3.8	Inability to Determine Interest Rate	36
3.9	Pro Rata Treatment and Payments	36
3.10	Illegality	39
3.11	Requirements of Law	39
3.12	Indemnity	42
3.13	Repayment of Loans; Evidence of Debt	42
3.14	Replacement of Lenders	43

SECTION 4.	REPRESENTATIONS AND WARRANTIES	43

4.1	Financial Condition	43
4.2	No Change	44
4.3	Existence; Compliance with Law	44
4.4	Power; Authorization	45
4.5	Enforceable Obligations	45

4.6	No Legal Bar	45
4.7	No Material Litigation	46
4.8	Investment Company Act	46
4.9	Federal Regulation	46
4.10	No Default	46
4.11	Taxes	46
4.12	Subsidiaries	47
4.13	Ownership of Property; Liens	47
4.14	ERISA	47
4.15	Collateral Documents	48
4.16	Copyrights, Patents, Permits, Trademarks and Licenses	49
4.17	Environmental Matters	49
4.18	Accuracy and Completeness of Information	50
4.19	Holdings	50

SECTION 5.	CONDITIONS PRECEDENT	50

5.1	Conditions to Effectiveness	50
5.2	Conditions to All Loans and Letters of Credit	53

SECTION 6.	AFFIRMATIVE COVENANTS	53

6.1	Financial Statements	53
6.2	Certificates; Other Information	54
6.3	Payment of Obligations	56
6.4	Conduct of Business and Maintenance of Existence	56
6.5	Maintenance of Property; Insurance	56
6.6	Inspection of Property; Books and Records; Discussions	57
6.7	Notices	57
6.8	Environmental Laws	58
6.9	Additional Collateral	59

SECTION 7.	NEGATIVE COVENANTS	61

7.1	Indebtedness	61
7.2	Limitation on Liens	64
7.3	Limitation on Contingent Obligations	66
7.4	Prohibition of Fundamental Changes	67
7.5	Prohibition on Sale of Assets	68
7.6	Limitation on Investments, Loans and Advances	69
7.7	Capital Expenditures	72
7.8	Currency Agreements and Interest Rate Agreements	73
7.9	Limitation on Dividends	73
7.10	Transactions with Affiliates	74
7.11	Limitation on Changes in Fiscal Year	75
7.12	Limitation on Lines of Business	75
7.13	Amendments to Certain Documents	75

ii

7.14	Limitation on Prepayments and Amendments of Certain Debt	75
7.15	Maintenance of Minimum Consolidated EBITDA.	75

SECTION 8.	EVENTS OF DEFAULT	75

SECTION 9.	THE AGENTS; THE ISSUING LENDER	78

9.1	Appointment	78
9.2	Delegation of Duties	79
9.3	Exculpatory Provisions	79
9.4	Reliance by Administrative Agent	79
9.5	Notice of Default	80
9.6	Non-Reliance on Administrative Agent and Other Lenders	80
9.7	Indemnification	80
9.8	Agent in its Individual Capacity	81
9.9	Successor Administrative Agent	81
9.10	Issuing Lender as Issuer of Letters of Credit	81
9.11	The Syndication Agent and Joint Lead Arrangers	81

SECTION 10.	MISCELLANEOUS	81

10.1	Amendments and Waivers	81
10.2	Notices	83
10.3	No Waiver; Cumulative Remedies	84
10.4	Survival of Representations and Warranties	84
10.5	Payment of Expenses and Taxes	84
10.6	Successors and Assigns; Participations and Assignments	86
10.7	Adjustments; Set-off	89
10.8	Counterparts	90
10.9	Governing Law; No Third Party Rights	90
10.10	Submission to Jurisdiction; Waivers	90
10.11	Releases	91
10.12	Interest	91
10.13	Special Indemnification	92
10.14	Permitted Payments and Transactions	92

iii

SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Pricing Grid
Schedule 4.11	Taxes
Schedule 4.12	Subsidiaries
Schedule 4.13	Fee and Leased Properties
Schedule 4.15(b)	UCC Filing Offices
Schedule 4.16	Trademarks and Copyrights
Schedule 7.1(a)	Existing Indebtedness
Schedule 7.2(h)	Existing Liens
Schedule 7.3(d)	Existing Contingent Obligations

EXHIBITS

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Collateral Agreement
EXHIBIT C-1	Form of Parent Guarantee
EXHIBIT C-2	Form of Subsidiary Guarantee
EXHIBIT D-1	Form of Cyprus Pledge Agreement
EXHIBIT D-2	Form of Ireland Pledge Agreement
EXHIBIT D-3	Form of Luxembourg Pledge Agreement
EXHIBIT E	Form of L/C Participation Certificate
EXHIBIT F	Form of Swing Line Loan Participation Certificate
EXHIBIT G	Form of Section 3.11(d)(2) Certificate
EXHIBIT H	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT I-1	Form of Opinion of Cyprus Counsel
EXHIBIT I-2	Form of Opinion of Ireland Counsel
EXHIBIT I-3	Form of Opinion of Luxembourg Counsel
EXHIBIT I-4	Form of Opinion of Bermuda Counsel
EXHIBIT J	Form of Borrower Closing Certificate
EXHIBIT K	Form of Credit Parties Closing Certificate
EXHIBIT L	Form of Borrowing Base Certificate

REVOLVING CREDIT AGREEMENT, dated as of November 18, 2003, among STRATUS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), STRATUS TECHNOLOGIES INTERNATIONAL, S.À R.L., a company organized under the laws of Luxembourg (“HubCo”), the several lenders from time to time parties hereto (the “Lenders”), J.P. MORGAN SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”), GSCP, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders (“JPMCB”; in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“Accounts”: as defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Acquired Capital Expenditures”: as defined in Section 7.7.

“Acquired Person”: as defined in Section 7.7.

“Administrative Agent”: as defined in the Preamble hereto.

“Adjustment Date”: as defined in the Pricing Grid.

“Advance Rate”: (a) with respect to Eligible Accounts of (i) Tier 1 Foreign Entities and Domestic Entities, 85%, and (ii) Tier 2 Foreign Entities, 25%, and (b) with respect to Eligible Inventory, 15%.

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

“Agents”: the collective reference to the Joint Lead Arrangers, the Syndication Agent and the Administrative Agent.

“Agreement”: this Revolving Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Alternate Base Rate Loans	Eurodollar Loans
Revolving Credit Loans:	2.00%	3.25%
Swing Line Loans:	2.00%	Not applicable

; provided, that on and after the first Adjustment Date, the Applicable Margin with respect to the Loans will be determined pursuant to the Pricing Grid.

“Asset Sale”: any sale, sale-leaseback, or other disposition by HubCo, the Borrower or any of their respective Subsidiaries restricted by Section 7.5 of any of its property or assets, including the stock of any Subsidiary, except sales and dispositions permitted by Sections 7.5(a), (b), (c), (f), (g), and (i).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an assignment and acceptance substantially in the form of Exhibit A.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to Section 2.1, (ii) such

Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating the Revolving Credit Commitments pursuant to Section 2.2 the amount referred to in this clause (ii) shall be zero, (iii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Borrower”: as defined in the Preamble hereto.

“Borrowing Base”: on any date of determination, an amount, calculated initially based upon the Borrowing Base Certificate delivered pursuant to Section 5.1 and thereafter upon the most recent Borrowing Base Certificate delivered pursuant to Section 6.2(g), equal to the sum (without duplication) of (a) the product of (i) the aggregate outstanding Eligible Accounts on such date and (ii) the applicable Advance Rate and (b) the product of (x) the aggregate Eligible Inventory on such date and (y) the applicable Advance Rate. The Borrowing Base shall be determined by reference to the most recent monthly Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g); provided that each Borrowing Base Certificate shall remain in effect from and including the date on which such Borrowing Base Certificate is delivered, to, but excluding the date on which the next Borrowing Base Certificate is delivered.

“Borrowing Base Certificate” a borrowing base certificate substantially in the form of Exhibit L.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) Section 2.4 or 3.1 as a date on which the Borrower requests the Swing Line Lender or the Lenders to make Loans hereunder or (b) Section 2.5 as a date on which the Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of Holdings and its Subsidiaries for such period but shall exclude (w) the amount of expenditures made in respect of Section 7.6(h)(ii) in an aggregate amount not to exceed $7,500,000 in any fiscal year, (x) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds, (y) any expenditures made in connection with Section 7.6(g) or 7.6(h) and (z)

any expenditures reimbursed or paid by the landlord for the Borrower’s corporate headquarters located in Maynard, Massachusetts; provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the government of (i) any of the United Kingdom, Switzerland, Sweden, the United States of America, Japan, France, Germany, Bermuda or any other member state of the European Union (as currently constituted), or (ii) any other state or country in which HubCo or any of its Subsidiaries has operations in order to meet the cash management needs of HubCo or such Subsidiaries in such state or country in the ordinary course of business, provided that the investment is made by HubCo or the Subsidiary having such operations, or (iii) any agency or instrumentality of any of the foregoing, or by any European Union central bank, and in each case having maturities of not more than one year from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any commercial bank or trust company having capital and surplus in excess of $300,000,000; (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above; (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s; (f) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (e) above; and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.

“Cemprus Acquisition”: the purchase from Platinum Equity, LLC of all the outstanding membership interests of Cemprus, LLC by the Borrower, through Cemprus Technologies, Inc.

“Change in Law”: with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Effective Date.

“Change of Control”: shall be considered to have occurred if:

(i) at any time prior to the first initial public offering by Holdings or HubCo of its common (or other voting) stock: Investcorp or any of its Affiliates (provided that, for purposes of this definition only, the reference to 25% in the definition of Affiliate contained in Section 1.1 shall be deemed to be 51%) or Subsidiaries, any Person that is a member of the management of Holdings or HubCo or any of their Subsidiaries, or any entity the majority of the equity ownership interests of which is owned by such management of Holdings or HubCo or its Subsidiaries, the investors who are the initial holders of the Capital Stock of Holdings on the Effective Date, any employee benefit plan of Holdings or HubCo or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any permitted transferee of any of the foregoing Persons (collectively, the “Initial Control Group”) shall cease to own, directly or indirectly, in the aggregate, more than 50% of the issued and outstanding voting stock of Holdings or HubCo, free and clear of all Liens;

(ii) at any time after the first public offering by Holdings or HubCo of its common (or other voting) stock: if any Person (other than members of the Initial Control Group (or, for purposes of clause (y) below, their designated board members)), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired, or acquire the power (x)(A) to vote or direct the voting of 40% or more, on a fully diluted basis, of the outstanding common stock of HubCo or Holdings, as the case may be, and (B) the Initial Control Group has the power, directly or indirectly, to vote or direct the voting of a lesser percentage, on a fully diluted basis, of the outstanding common stock of Holdings or HubCo, as the case may be, than such other Person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings or HubCo, as the case may be or (y) to elect or designate for election a majority of the Board of Directors of HubCo or Holdings, as the case may be, by voting power, contract or otherwise;

(iii) Holdings shall cease to own all of the outstanding Capital Stock of HubCo other than pursuant to a public offering by HubCo of it s common (or other voting) stock;

(iv) HubCo shall cease to own all of the outstanding Capital Stock of the Borrower; or

(v) a Specified Change of Control shall have occurred.

In the event of an IPO by HubCo, all references to “Holdings” in this Agreement and the other Credit Documents (other than references in this definition and in Sections 4.1, 4.19 and 5.1) shall be deemed to be and shall be references to “HubCo”. In the event of an IPO by HubCo, Holdings shall be released from all of its obligations under the Credit Documents.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Collateral Agreement, substantially in the form of Exhibit B, made by HubCo, the Borrower, Stratus Equity S.à r.l., Status Technologies Cyprus Limited, Stratus Bermuda, the R&D Company, Stratus Research & Development Limited, Cemprus Technologies, Inc. and Cemprus, LLC in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or a Subsidiary of the Borrower, in respect of obligations of the Borrower or such Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

“Commitment”: as to any Lender at any time, such Lender’s Swing Line Commitment, and/or Revolving Credit Commitment; collectively, as to all the Lenders, the “Commitments”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with HubCo within the meaning of Section 4001 of ERISA or is part of a group which includes HubCo and which is treated as a single employer under Section 414(b) or (c) of the Code.

“Consolidated EBITDA”: for any period, the Consolidated Net Income of Holdings and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans, letters of credit permitted hereunder or Financing Leases (including commitment fees and other periodic bank charges) or the repayment of any Indebtedness of Holdings or its Subsidiaries permitted hereunder, and net costs associated with Currency Agreements or Interest Rate Agreements to which the Borrower is a party in respect of the Loans, (c) depreciation and amortization expense, (d) franchise taxes, (e) research and development expenses related to co-development projects funded in advance by third parties and scheduled in reasonable detail acceptable to the Administrative Agent in the compliance certificates required by Section 6.1(d), (f) up to $1,000,000 of reasonable expenses and charges recorded in connection with the Cemprus Acquisition through the quarter ended May 31, 2003, (g) charges recorded through the quarter ended August 31, 2003 in an amount up to $3,000,000 relating to the headcount reductions and severance payments in connection with the Cemprus Acquisition, (h) management fees paid as contemplated by Section 10.14, (i) expenses and charges related to the consummation of any equity offering, (j) costs of surety bonds, (k) amortization of inventory write-up under SFAS 141 and amortization of intangibles (including, but not limited to, goodwill and organization costs), (l) non-cash amortization of management fees, (m) dividends paid in respect of any Capital Stock of Holdings (including, but not limited to, all cash dividend payments on any series of preferred stock), (n) expenses related to the consummation of any merger, acquisition, joint venture or other investment permitted hereunder (including, but not limited to, reasonable expenses recorded through the quarter ended February 29, 2004 in connection with the Transactions), and (o) charges recorded in an amount up to $1,000,000 relating to headcount reductions and severance payments made in connection with the Marathon Acquisition; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the impact of foreign currency hedging transactions in the ordinary course of business and non-cash balance sheet foreign currency translation gains or losses in the ordinary course of business shall be excluded, (iii) any non-cash compensation expense realized as a result of grants of performance shares, stock options or other similar rights to officers, directors and employees of Holdings or any of its Subsidiaries shall be excluded, and (iv) all other extraordinary or non-recurring gains, losses, charges or reserves (including, but not limited to, extraordinary or non-recurring write-offs and write-downs) in accordance with GAAP (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains and losses on the sales of assets outside of the ordinary course of business) shall be excluded, provided that (x) to the extent cash payments are made in respect of any such loss, charge or reserve in the period in which such loss, charge or reserve is recorded or any such cash payments are made in any future period, Consolidated EBITDA for such period shall be reduced by the amount of any such payment and (y) to the extent that any such reserve is reversed in any future period, Consolidated EBITDA for such period shall be reduced by the amount of such reversal to the extent previously added thereto.

“Consolidated Indebtedness”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this Section 1.1) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Net Income”: for any period, net income of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Holdings or a wholly-owned Subsidiary and (ii) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents”: the collective reference to this Agreement, the Notes, the Security Agreements, the Mortgages and the Guarantees.

“Credit Parties”: the collective reference to Holdings, HubCo, the Borrower and each of their respective direct and indirect Subsidiaries other than any Foreign Subsidiaries of the Borrower (or any other United States Person).

“Currency Agreement”: any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Cyprus Pledge Agreement” the Deed of Share Pledge, substantially in the form of Exhibit D-1, made by HubCo in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” and “$”: refers to lawful money of the United States.

“Domestic Entity”: each Domestic Subsidiary directly or indirectly wholly-owned by HubCo, including, without limitation the Borrower.

“Domestic Subsidiary”: as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

“Effective Date”: the date (which shall be on or prior to November 26, 2003) on which the conditions set forth in Section 5.1 shall be satisfied or waived.

“Eligible Accounts”: at a particular date, all Accounts of any Subsidiary arising in the ordinary course of business; provided that the following shall not constitute Eligible Accounts:

(a) Accounts which are outstanding more than (x) with respect to Specified Accounts, 120 days and (y) with respect to all other Accounts, 90 days past the earlier of (i) the date of shipment of the goods or the rendition of the services giving rise thereto or (ii) the date of the invoice therefor. For the purposes of this definition, “Specified Accounts” shall mean Accounts originating in Italy, Spain or the Far East, including without limitation, Hong Kong, Singapore, Japan, Korea, Thailand, Indonesia, Taiwan and the Philippines;

(b) Accounts owed by an obligor, if 50% or more of the Dollar amount of all Accounts owing by such obligor are ineligible under the criteria set forth in clause (a) above;

(c) Accounts which are owed by an obligor which is an Affiliate or employee of any Holdings or any of its Subsidiaries;

(d) Accounts which are pre-petition liabilities owed by an obligor which has taken any of the actions or suffered any of the events of the kind described in Section 8(f);

(e) Accounts (i) upon which the applicable Subsidiary’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which the applicable Subsidiary is not able at the time it intends to seek judicial recourse with respect to such Account to bring suit or otherwise enforce its remedies against the account debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the account debtor’s obligation to pay that invoice is subject to the applicable Subsidiary’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(f) any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account or any portion thereof;

(g) any Account that is not a true and correct statement of bona fide obligation incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable account debtor;

(h) any Account that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

(i) any Account as to which any of the representations or warranties pertaining to Accounts set forth in this Agreement is untrue in any material respect; or

(j) Accounts (i) which are not bona fide, valid and legally enforceable obligations of the parties thereto or the account debtor in respect thereof and which do not arise from the sale and delivery of Inventory or the rendition of services in the ordinary course of business to such parties or account debtors, (ii) as to which either the applicable Subsidiary or, to the best of the applicable Subsidiary’s knowledge, any other party to such Account is in default in the performance or observance of any of the material terms thereof, (iii) which are not solely owned by the applicable Subsidiary (subject to the Liens created under the Collateral Agreement), (iv) in which the applicable Subsidiary (1) has not granted a valid and continuing first priority Lien under U.S. law in favor of the Administrative Agent for the benefit of the Lenders to the extent required by the Collateral Agreement or (2) does not have good and marketable title, free and clear of any and all Liens (except inchoate or similar Liens, Liens permitted by Section 7.2 and Liens created under the Collateral Agreement) or rights of others enforceable as such against all other Persons, (v) as to which all action necessary under applicable U.S. law and required by this Agreement or the Collateral Agreement to protect and perfect such lien and security interest has not been duly taken, (vi) as to which any amounts payable under or in connection therewith are evidenced by promissory notes or other instruments except (1) instruments which constitute a part of chattel paper and which have been individually marked to show the Liens granted pursuant to the Collateral Agreement and (2) instruments which have been delivered to the Administrative Agent and (vii) as to which any security agreement, financing statement, equivalent security or lien instrument or continuation statement is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, provided that (x) the Accounts of any Foreign Subsidiary of any Domestic Entity shall not be excluded from Eligible Accounts solely on the basis that a security interest in such Accounts has not been granted in favor of the Administrative Agent for the benefit of the Lenders (or that actions required to perfect such security interest have not been taken) and (y) the Accounts of any Foreign Entity shall not be excluded from Eligible Accounts solely on the basis that actions required to perfect such security interest under the laws of any jurisdiction outside the United States of America have not been taken.

“Eligible Inventory”: at a particular date, all Inventory of any Tier 1 Foreign Entity or any Domestic Entity (for the purposes of this definition, each an “Inventory Subsidiary”); provided that the following shall not constitute Eligible Inventory:

(a) Inventory (i) which is not solely owned by an Inventory Subsidiary; or (ii) which is not located on property owned or leased by an Inventory Subsidiary or in a contract warehouse or located at an outside contractor or with an electronic manufacturing services (“EMS”) provider, provided that the preceding subclause (ii) shall not apply to Inventory as to which the Borrower has provided evidence, reasonably satisfactory to the Administrative Agent, demonstrating the Borrower’s compliance with applicable law relating to consignments and the continuing first and second priority status of the Liens on such Inventory granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement;

(b) Inventory as to which the applicable Inventory Subsidiary (i) has not granted a valid and continuing first priority Lien under U.S. law in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Agreement or (ii) does not have good and marketable title, free and clear of any and all Liens (other than inchoate or similar Liens, Liens permitted by Section 7.2 and Liens created pursuant to the Collateral Agreement); provided that Inventory of any Foreign Entity shall not be excluded from Eligible Inventory solely on the basis that actions required to perfect such security interest under the laws of any jurisdiction outside the United States of America have not been taken;

(c) Inventory as to which any security agreement, financing statement, equivalent security or lien instrument or continuation statement is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent;

(d) Inventory which constitutes any supplies consisting of display items (which, for the avoidance of doubt, shall not include “loaners”), goods returned or rejected by the customers of the applicable Inventory Subsidiary (other than goods that are undamaged and resalable in the ordinary course of business), goods to be returned to the suppliers of the applicable Inventory Subsidiary or goods in transit to third parties (other than the agents or warehouses of the applicable Inventory Subsidiary and excluding field change orders or selective change orders);

(e) Inventory which is placed on consignment (other than Inventory located with EMS providers), unless the Borrower has provided evidence, reasonably satisfactory to the Administrative Agent, demonstrating the applicable Inventory Subsidiary’s compliance with applicable law relating to consignments and the continuing first priority status of the Liens on such Inventory granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Agreement;

(f) Inventory which is not of a type held for sale in the ordinary course of the applicable Inventory Subsidiary’s business;

(g) Inventory as to which the Liens created by the Collateral Agreement are not first priority perfected Liens under U.S. law granted to the Administrative Agent for the benefit of the Lenders; provided that Inventory of any Foreign Entity shall not be excluded from Eligible Inventory solely on the basis that actions required to perfect such security interests under the laws of any jurisdiction outside the United States of America have not been taken;

(h) Inventory as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or any other Loan Document is untrue in any material respect; or

(i) Inventory which is not covered by casualty insurance required to be maintained pursuant to Section 6.5(b).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Lending Office”: as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00—Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of December 21, 2000, among the Borrower, HubCo, the several lenders from time to time parties thereto, Fleet National Bank, as Documentation Agent and JPMCB, as Administrative Agent, as amended.

“Fee Property”: as defined in Section 4.13.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Holdings and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Foreign Entity”: HubCo and each Foreign Subsidiary of HubCo.

“Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time.

“GSCP”: as defined in the preamble.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantees”: the collective reference to the Parent Guarantee, the Subsidiary Guarantee and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to Section 6.9.

“Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that may give rise to liability under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Holdings”: Stratus Technologies Group, S.A.

“HubCo”: as defined in the Preamble hereto.

“Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing Leases and (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that obligations in respect of Currency Agreements and Interest Rate Agreements shall not be included in this definition.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrower has selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the Borrower in its notice of borrowing as provided in Section 3.1 or its notice of conversion as provided in Section 3.2; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C) if the Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in Section 3.2);

(D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(E) the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“International Standby Practices”: the International Standby Practices, International Chamber of Commerce Publication No. ISP98, as the same may be effectively replaced in whole or in part or amended from time to time.

“Inventory”: as defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investcorp”: Investcorp S.A., a Luxembourg corporation.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investors”: (i) Investcorp, certain of its affiliated entities and other international investors arranged by Investcorp and (ii) the shareholders of Holdings on the Effective Date.

“IPO”: as to any Person, any sale by such Person through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4 (except for purposes of Section 7.14), S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended.

“Ireland Pledge Agreement”: the Pledge Agreements, substantially in the form of Exhibit D-2, made by (A) HubCo and (B) the R&D Company, each in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Issuing Lender”: collectively, JPMCB and any of its Affiliates, as issuer of the Letters of Credit; with respect to any Letter of Credit, the term “Issuing Lender” shall mean the Issuing Lender with respect to such Letter of Credit.

“Joint Lead Arrangers”: as defined in the Preamble.

“JPMCB”: as defined in the preamble.

“L/C Application”: as defined in Section 2.5(a).

“L/C Obligations”: the obligations of the Borrower to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrower pursuant to Section 2.8(a).

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit E.

“Lease Obligations”: as of the date of any determination thereof, the rental commitments of HubCo and its Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

“Leased Properties”: as defined in Section 4.13.

“Lenders”: as defined in the Preamble hereto.

“Letters of Credit”: the collective reference to the Commercial L/Cs and the Standby L/Cs; individually, a “Letter of Credit”.

“Leverage Ratio”: at the last day of any fiscal quarter of Holdings, the ratio of Consolidated Indebtedness as of such day to Consolidated EBITDA for the period of twelve months ending on such day; provided that, with respect to any acquisition permitted by Section 7.6(g), the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for post acquisition cost savings reasonably agreed to by the Borrower and the Administrative Agent) of the acquired company shall be added for the purposes of calculating this ratio; provided that, for purposes of calculating the Leverage Ratio, the unencumbered (other than Liens permitted pursuant to Section 7.2 (other than Sections 7.2(i) (only to the extent such Lien is in respect of cash and Cash Equivalents specifically securing Indebtedness in respect of one or more Commercial L/Cs and not all Indebtedness under this Agreement generally), 7.2(l), 7.2(n) and 7.2(q) cash and Cash Equivalents balances of Holdings and its Subsidiaries on such date shall be deducted from the amount of Consolidated Indebtedness on such date, provided further that the amount of cash and Cash Equivalents permitted to be deducted pursuant to the immediately preceding proviso, (i) in the case Tier 1 Foreign Entities and Domestic Entities, shall be reduced by the amount the aggregate Revolving Credit Loans outstanding as of such day exceeds $5,000,000 and (ii) in the case of Tier 2 Foreign Entities, shall not exceed $10,000,000.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by HubCo or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Loans”: the collective reference to the Swing Line Loans, and the Revolving Credit Loans; individually, a “Loan”.

“Lucent Note”: the unsecured note in the principal amount of $9,450,000 made by Cemprus, LLC in favor of Lucent Technologies, Inc., as amended from time to time in accordance with the terms of this Agreement.

“Luxembourg Pledge Agreement”: the Pledge Agreements, substantially in the form of Exhibit D-3, made by (A) Holdings and (B) HubCo, each in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Marathon Acquisition”: the purchase of substantially all of the Capital Stock or assets of Marathon Technologies Corporation by HubCo, the Borrower or any of their Subsidiaries.

“Marketing Services Agreement”: (a) the Marketing and Support Services Agreement, dated as of February 25, 2002, entered into among the Borrower and the R&D Company and (b) the Management and Administrative Services Agreement, dated as of February 11, 2003, entered into among Cemprus LLC and the Borrower, as each may be amended, modified or supplemented from time to time.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: (a) the Real Property designated as “Mortgaged Property” on Schedule 4.13 and (b) any fee Real Property covered by a Mortgage delivered pursuant to Section 6.9(d).

“Mortgages”: as defined in Section 6.9(d).

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”: the aggregate cash proceeds received by Holdings or any Subsidiary in respect of:

(a) any issuance or borrowing of any debt securities or loans by HubCo, the Borrower or any of their respective Subsidiaries other than debt or loans permitted to be incurred or borrowed pursuant to Section 7.1;

(b) any Asset Sale, excluding (i) any net proceeds received upon any condemnation or exercise of rights of eminent domain to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to Section 7.5(d) and (ii) any proceeds of insurance received upon any casualty or loss;

(c) any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to Section 7.5(e); and

(d) any cash payments received in respect of promissory notes delivered to HubCo or such Subsidiary in respect of an Asset Sale delivered to HubCo or such Subsidiary in respect of an Asset Sale;

in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of HubCo, the Borrower or their Subsidiaries that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale, (B) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (C) any taxes reasonably attributable to such sale and reasonably estimated by HubCo, the Borrower or their Subsidiaries to be actually payable.

“Non-Funding Lender”: as defined in Section 3.9(c).

“Notes”: the collective reference to any promissory note evidencing loans.

“Option Cancellation Payment”: the collective reference to the payments made or to be made by the Option Cancellation Payors to the Option Holders, whether in the form of (i) a direct payment to the Option Holders or (ii) loans, capital contributions or other transfers of funds to other Option Cancellation Payors, the proceeds of which are subsequently paid to the Option Holders, in consideration for the cancellation of such Option Holders’ options in connection with the Transactions, in an aggregate amount that, when taken together with the aggregate amount used to finance the Share Purchase, shall not exceed $75,000,000.

“Option Cancellation Payor”: each of the Borrower, HubCo and/or any of their respective Subsidiaries in its capacity as payor of the Option Cancellation Payment.

“Option Holders”: certain holders of options to purchase shares of Holdings whose options will be cancelled or repurchased in connection with the Transactions.

“Parent Guarantee”: the Parent Guarantee, substantially in the form of Exhibit C-1, to be made by Holdings, HubCo, Stratus Equity S.à r.l., Status Technologies Cyprus Limited, Stratus Bermuda, the R&D Company and Stratus Research & Development Limited in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Participants”: as defined in Section 10.6(b).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“Payment Sharing Notice”: a written notice from the Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of the Borrower in accordance with the provisions of Section 3.9.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Liens”: Liens permitted to exist under Section 7.2.

“Permanent Debt”: the Senior Unsecured Notes and any unsecured notes or debentures of HubCo or the Borrower permitted pursuant to Section 7.1(k) that may be issued by HubCo or the Borrower to refinance the Senior Unsecured Notes or any Permanent Debt.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which HubCo or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the pricing grid set forth in Schedule II.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“R&D Company”: Stratus Technologies Ireland Limited, a company organized under the laws of the Republic of Ireland.

“R&D Services Agreements”: (a) the Research and Development Services Agreements for, entered into (i) by and between the Borrower and Stratus Bermuda, dated as of February 25, 2002, (ii) by and between the R&D Company and Stratus Bermuda, dated as of February 25, 2002 and (iii) by and between Stratus Technologies Systems Limited and Stratus Bermuda, dated as of February 25, 2002 and (b) the Agreement for Sharing Research and Development Costs, dated as of February 11, 2003, by and between Cemprus, LLC and Stratus Bermuda, as each may be amended, modified or supplemented from time to time.

“Real Property”: each Fee Property and Leased Property listed on Schedule 4.13.

“Refunded Swing Line Loans”: as defined in Section 2.4(b).

“Register”: as defined in Section 10.6(d).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg. § 4042.

“Required Lenders”: at a particular time, the holders of more than 50% of the sum of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans, and participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, treasurer, controller or any vice president of such Person.

“Revolving Credit Commitment”: as to any Lender, its obligations to (i) make Revolving Credit Loans to the Borrower pursuant to Section 2.1 and (ii) to purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I opposite the caption “Revolving Credit Commitment” or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to Section 3.3 or 3.4(b) or adjusted pursuant to Section 10.6(c); collectively, as to all the Lenders, the “Revolving Credit Commitments”. The original aggregate principal amount of the Revolving Credit Commitments is $30,000,000, as may be reduced from time to time as set forth in Section 3.3(b).

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments then constituted by such Lender’s Revolving Credit Commitment.

“Revolving Credit Commitment Period”: the period from and including the Effective Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment.

“Revolving Credit Loans”: as defined in Section 2.1(a).

“Revolving Credit Termination Date”: the earlier of (a) November 19, 2007 and (b) such other earlier date as the Revolving Credit Commitments shall terminate hereunder.

“Security Agreements”: the collective reference to the Collateral Agreement, the Cyprus Pledge Agreement, the Ireland Pledge Agreement, the Luxembourg Pledge Agreement and any security agreement which may from time to time be executed and delivered by a Subsidiary of Holdings pursuant to Section 6.9.

“Security Documents”: the collective reference to the Security Agreements and the Mortgages.

“Senior Unsecured Note Indenture”: the Indenture entered into by the Borrower in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower and any other Subsidiaries of Holdings in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

“Senior Unsecured Notes”: the 10 7/8% Senior Notes due December 2008 of the Borrower issued pursuant to the Senior Unsecured Note Indenture.

“Series A Preference Shares”: the Series A Preference Shares of Holdings.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture or any other any indenture entered into by the Borrower and/or HubCo in connection with the issuance of Permanent Debt.

“S&P”: Standard and Poor’s Ratings Services.

“Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of HubCo or any Subsidiary of HubCo in respect of obligations of HubCo or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which HubCo or such Subsidiary is or proposes to become a party in the ordinary course of HubCo’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Section 3.11(d)(2) Certificate”: as defined in Section 3.11(d).

“Stratus Bermuda”: Stratus Technologies Bermuda Limited.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to the extent required to comply with local laws and (iii) shares of any Subsidiary organized under the laws of the Republic of Ireland which are owned by employees of such Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings, provided that, at the Borrower’s option, any joint venture or Person in which an investment is made pursuant to Section 7.6(h)(i) shall, so long as such investment is maintained in reliance on such Section, not be a “Subsidiary” of Holdings for any purpose of this Agreement.

“Subsidiary Guarantee”: the Subsidiary Guarantee, substantially in the form of Exhibit C-2, to be made by Cemprus Technologies, Inc. and Cemprus, LLC in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Supermajority Lenders”: at a particular time, the holders of at least 66-2/3% of the Revolving Credit Commitments or, if the Revolving Credit Commitments are terminated, the aggregate unpaid principal amount of the Revolving Credit Loans, and participations in Swing Line Loans and the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and L/C Obligations. The Revolving Credit Commitments of any Non-Funding Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.4.

“Swing Line Lender”: JPMCB, in its capacity as lender of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit F.

“Swing Line Loans”: as defined in Section 2.4(a).

“Syndication Agent”: as defined in the Preamble hereto.

“Tier 1 Foreign Entity”: any Foreign Entity that is not a Subsidiary of a Domestic Entity and that is organized under the laws of Bermuda, Cyprus, Ireland or Luxembourg or such other jurisdiction as may be approved by the Administrative Agent from time to time.

“Tier 2 Foreign Entity”: any Foreign Entity that is not a Tier 1 Foreign Entity.

“Transactions”: the collective reference to: (i) the issuance of the Senior Unsecured Notes (ii) the purchase of Series A Preference Shares from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc., (iii) the purchase of ordinary shares of Holdings from current holders of ordinary shares, (iv) the refinancing of the senior credit facilities under the Existing Credit Agreement, (v) the Option Cancellation Payments, (vi) the lending of approximately $85,000,000 by the Borrower to the R&D Company, (vii) the payment of existing and advance royalties of approximately $81,700,000 among SRA Technologies Cyprus Limited, Stratus Bermuda and the R&D Company, (viii) the lending of approximately $20,000,000 by Stratus Bermuda to HubCo, (ix) an equity contribution of approximately $20,000,000 from HubCo to the Borrower and (x) the payment of transaction fees and expenses in connection therewith and; provided that subparagraphs (ii) through (iv) above shall be financed with the proceeds from the issuance of the Senior Unsecured Notes; provided further that the transactions described in subparagraphs (ii) and (iii) above shall be referred to herein as the “Share Purchase”.

“Transferee”: as defined in Section 10.6(f).

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments thereof.

“United States”: the United States of America.

“United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrower will either (i) continue to be determined in accordance with GAAP in effect on the Effective Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Borrower and the Administrative Agent.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, Section, schedule and exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to the Borrower from time to time on any Borrowing Date during the Revolving Credit Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan”, and collectively, the “Revolving Credit Loans”) to the Borrower from time to time. Notwithstanding the above, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments or the Borrowing Base then in effect, nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $15,000,000.

(b) During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $250,000 or a whole multiple of $100,000 in excess thereof in the case of Alternate Base Rate Loans, and $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments, except that any borrowing of Revolving Credit Loans to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

2.2 Revolving Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Non-Funding Lender) a commitment fee from and including the Effective Date computed at a rate of 0.50% per annum on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made; provided, that on and after the first Adjustment Date, the rate of such commitment fee will be determined pursuant to the Pricing Grid. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date.

2.3 Proceeds of Revolving Credit Loans. The Borrower shall use the proceeds of Revolving Credit Loans for working capital and for general corporate purposes of the Borrower and its Subsidiaries, including for Permitted Acquisitions.

2.4 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Available Revolving Credit Commitments at such time or the Borrowing Base then in effect. Amounts borrowed by the Borrower under this Section 2.4 may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans shall be made as Alternate Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $100,000 in excess thereof. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the

Borrower by crediting the account of the Borrower at the office of the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in Section 2.3.

(b) The Swing Line Lender at any time in its sole and absolute discretion may, and on the fifteenth day (or if such day is not a Business Day, the next Business Day) and last Business Day of each month shall, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 shall have occurred (in which event the procedures of paragraph (c) of this Section 2.4 shall apply) each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in Section 10.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this Section 2.4 one of the events described in paragraph (f) of Section 8 shall have occurred, each Revolving Credit Lender will, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan. Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(e) The obligation of each Revolving Credit Lender to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Issuance of Letters of Credit. (a) The Borrower may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C by delivering to the Administrative Agent at its address specified in Section 10.2 (or such other location as the Issuing Lender may direct) a letter of credit application in the Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Borrower that it is for any reason unable to open such Letter of Credit, the Borrower may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of Sections 2.5 through 2.15, 5.1 and 5.2 shall be deemed to be a reference to such Issuing Lender.

(b) Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of the Borrower and shall, among other things, (i) be in such form requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than 365 days after the date of issuance of such Letter of Credit and may be automatically renewed on its expiry date for an additional period equal to the initial term, but in no case shall any Letter of Credit have an expiry date occurring later than the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the International Standby Practices (in the case of Standby L/Cs) or the Uniform Customs (in the case of Commercial L/Cs) and, to the extent not inconsistent therewith, the laws of the State of New York.

2.6 Participating Interests. Effective in the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application (if applicable), an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

2.7 Procedure for Opening Letters of Credit. The Issuing Lender will notify each Lender after the end of each calendar month of any L/C Applications received by the Issuing Lender from the Borrower during such month. Upon receipt of any L/C Application from the Borrower, the Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Lenders, provided that no such Letter of Credit shall be issued if Section 2.1 would be violated thereby.

2.8 Payments in Respect of Letters of Credit. (a) The Borrower agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C

Application relating thereto, (i) to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Borrower and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Borrower for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (B) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Revolving Credit Lender. Forthwith upon its receipt of any such notice, each such other Lender will transfer to the Issuing Lender, in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

2.9 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby or Commercial L/Cs (other than standard issuance, amendment and negotiation fees), the Borrower agrees to pay the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby or Commercial L/C issued for the account of the Borrower, a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Eurodollar Loans per annum (of which the Issuing Lender shall retain for its own account, as the issuing bank and not on account of its L/C Participating Interest therein, 0.25% per annum) on the daily average amount available to be drawn under each Standby L/C in the case of a Standby L/C and on the maximum face amount of each Commercial L/C in the case of a Commercial L/C, in either case, payable, in arrears, on the last day of each fiscal quarter of the Borrower. The Administrative Agent will disburse any Standby or Commercial L/C fees received pursuant to this Section 2.9(a) to the respective Lenders promptly following the receipt of any such fees in the case of a Standby L/C and, in the case of a Commercial L/C, following the end of the calendar month in which such Commercial L/C fees were received. Notwithstanding the foregoing, the Borrower agrees to pay standard issuance, amendment and negotiation fees to the Issuing Lender.

(b) For purposes of any payment of fees required pursuant to this Section 2.9, the Administrative Agent agrees to provide to the Borrower a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Borrower with any such invoice shall not relieve the Borrower of its obligation to pay such fees.

2.10 Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Borrower shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to Section 3.5(b). The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this Section 2.10(a) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Borrower of such Change in Law, within 15 days after demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this Section 2.10 with respect to the Issuing Lender, it will, if requested by the Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Borrower shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this Section 2.10(b) unless the Issuing Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Borrower concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

2.11 Existing Letters of Credit. Notwithstanding anything to the contrary contained herein, each Letter of Credit outstanding under the Existing Credit Agreement on the Effective Date shall be deemed to be issued and outstanding under this Agreement as of the Effective Date.

2.12 Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

2.13 Obligations Absolute. The payment obligations of the Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

2.14 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with Section 10.6(c)) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

2.15 Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to Section 2.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Procedure for Borrowing. (a) The Borrower may borrow under the Commitments on any Business Day, provided that, with respect to any borrowing, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon (or, with respect to Swing Line Loans, 3:00 p.m.), New York City time, (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date (or, in the case of Swing Line Loans, on the requested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans) and specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (D) whether the Loan is a Swing Line Loan or Revolving Credit Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in Section 10.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to the Borrower in accordance with Section 2.4(a)). Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent’s crediting the account of the Borrower, at the office of the Administrative Agent specified in Section 10.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof and (ii) no more than ten Interest Periods shall be in effect at any one time.

3.2 Conversion and Continuation Options. (a) Subject to Section 3.12, the Borrower may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Borrower may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this Section 3.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $500,000 or a whole multiple of $100,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 3.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans).

3.3 Changes of Commitment Amounts. (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or from time to time to permanently reduce the Revolving Credit Commitments, subject to the provisions of this Section 3.3. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any L/C Obligations then outstanding, and fourth, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a “Letter of Credit” as defined in Section 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under Section 2.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in Section 2.9) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Standby or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Eurodollar Loans per annum, the Borrower shall pay to the Administrative Agent an amount equal to 0.25% per annum).

(b) In the case of termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $500,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments then in effect.

3.4 Optional and Mandatory Prepayments. (a) Subject to Section 3.12, the Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable notice to the Administrative Agent by 10:00 a.m., New York City time, on the same Business Day (or, in the case of Swing Line Loans, by irrevocable notice to the Administrative Agent by 12:00 noon, New York City time, on the same Business Day) in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount equal to (A) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (B) $250,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans.

(b) (i) If, subsequent to the Effective Date, HubCo, or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (other than Indebtedness permitted pursuant to Section 7.1) 100% of the Net Proceeds thereof shall be promptly applied toward the reduction of the Revolving Credit Commitments as set forth in clause (iii) of this Section 3.4(b).

(ii) If, subsequent to the Effective Date, HubCo, the Borrower or any of their respective Subsidiaries shall receive Net Proceeds from any Asset Sale, such Net Proceeds shall be promptly applied toward the reduction of the Revolving Credit Commitments as set forth in clause (iii) of this Section 3.4(b); provided that such Net Proceeds need not be applied to the reduction of the Revolving Credit Commitments until the earlier of the date that the aggregate amount of Net Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sales exceeds $1,000,000 (and has not yet been applied to the reduction of the Revolving Credit Commitments hereunder) and the date which is six months after the last application of Net Proceeds pursuant to this Section 3.4(b)(ii).

(iii) Prepayments made pursuant to Sections 3.4(b)(i) or (ii) shall (A) reduce permanently the Revolving Credit Commitments and (B) be accompanied by prepayment of, first, the Swing Line Loans, second, the Revolving Credit Loans and, third, the L/C Obligations to the extent, if any, that the sum of the aggregate outstanding principal amount of Revolving Credit Loans, the aggregate outstanding principal amount of all Swing Line Loans, the aggregate amount available to be drawn under all outstanding Letters of Credit and the aggregate outstanding amount of all L/C Obligations, in each case of all Lenders, exceeds the amount of the aggregate Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding is less than the amount of such excess (because Letters of Credit constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established for the benefit of the Lenders.

(c) If, subsequent to the Effective Date, the Revolving Credit Loans and Swing Line Loans then outstanding when added to the L/C Obligations then outstanding exceed the Borrowing Base then in effect, the Borrower shall immediately repay first, the Swing Line Loans and second, the Revolving Credit Loans, in an aggregate principal amount equal to such excess; provided that any such prepayment of Eurodollar Loans shall be made in the order of the Interest Periods with respect thereto ending nearest to the date such prepayment is required to be made. If, after giving effect to any such repayment, the Swing Line Loans and the Revolving Credit Loans and have been fully repaid and the L/C Obligations then outstanding exceed the Borrowing Base then in effect, the Borrower shall pay an amount equal to the amount by which the L/C Obligations then outstanding exceed the Borrowing Base then in effect to the Administrative Agent for the benefit of the Issuing Lender and the Participants.

(d) The Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day’s notice of each prepayment or mandatory reduction pursuant to Section 3.4(b) or (c) setting forth the date and amount thereof. Except as otherwise may be agreed by the Borrower and the Required Lenders, and subject to Section 3.4(b)(iii) and 3.4(c), any prepayment of Loans pursuant to this Section 3.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrower be prepaid subject to the provisions of Section 3.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Borrower, as agent for the Borrower.

3.5 Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for said Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in Section 3.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 8, bear interest (which shall be payable on demand) at a rate per annum which is 2% plus the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%, if higher) from the date of such non-payment until paid in full (as well after as before judgment).

(d) Except as otherwise expressly provided for in this Section 3.5, interest shall be payable in arrears on each Interest Payment Date.

3.6 Computation of Interest and Fees. (a) Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, and all fees (other than Letter of Credit Fees) hereunder shall be calculated on the basis of a year of 365 (or 366 days, as the case may be) for actual days elapsed. Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Federal Funds Effective Rate and Letter of Credit Fees hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

3.7 Certain Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable in advance on the first day of each fiscal year of the Borrower thereafter.

3.8 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

3.9 Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrower from the Lenders and any reduction of the Revolving Credit Commitments of the Lenders hereunder shall be made pro rata according to the relevant Revolving Credit Commitment Percentages of the Lenders with respect to the Loans borrowed or the Revolving Credit Commitments to be reduced.

(b) Whenever any payment received by the Administrative Agent under this Agreement or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i) If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under Section 10.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under Sections 2.2 and 2.9, ratably among the Lenders in accordance with the Revolving Credit

Commitment Percentage of each Lender of the Revolving Credit Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to Section 2.9; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

(ii) If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses “first” through “third” of the foregoing clause (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans and L/C Obligations then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans and L/C Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

(c) If any Lender (a “Non-Funding Lender”) has (x) failed to make a Revolving Credit Loan required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Credit Loan or (y) given notice to the Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when and to the extent that in the determination of the Administrative Agent the Borrower would be able under the terms and conditions hereof to reborrow the amount of such payment under the Revolving Credit Commitments and to satisfy any applicable conditions precedent set forth in Section 6 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(ii) any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made. The Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

(d) All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States and in immediately available funds. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of Section 3.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Revolving Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with Section 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 3.9(e) shall be conclusive absent manifest error. If such Lender’s Revolving Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the Borrower, without prejudice to any rights which any such Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this Section 3.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in Section 3.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof.

3.10 Illegality. Notwithstanding any other provision herein, if (i) any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement, shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to Section 3.12 in connection with any conversion in accordance with this Section 3.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrower through the Administrative Agent, to be conclusive absent manifest error).

3.11 Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation, provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such Change in Law as provided in paragraph (c) of this Section 3.11, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c) The Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 3.11 unless such Lender has given written notice to the Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 3.11, the Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to Section 3.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 3.11 with respect to such Lender, it will, if requested by the Borrower and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from any Borrower under this Section 3.11, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect, provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) Each Lender (and in case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to each Borrower (for the benefit of the Borrower and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by any Borrower or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans or the L/C Participating Interests, (ii) agrees to furnish to the Borrower, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrower, with a copy to the Administrative Agent, a new Form W-8BEN or Form W-8ECI upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to each Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agrees to furnish to the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit G hereto (any such certificate, a “Section 3.11(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8, certifying to such Lender’s legal entitlement at the Effective Date to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (iii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this Section 3.11 or 3.9(d) to the contrary, the Borrower shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this Section 3.11, to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this Section 3.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this Section 3.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in Section 3.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in Section 3.11(d)(1) hereinabove.

(e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrower, shall be conclusive in the absence of manifest error. The covenants contained in this Section 3.11 shall survive the termination of this Agreement and repayment of the Loans.

3.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrower in making a borrowing after the Borrower has given a notice in accordance with Section 3.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Borrower has given notice in accordance with Section 3.2, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with Section 3.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of Section 3.4 and/or a conversion pursuant to Section 3.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.

3.13 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date, and (ii) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Effective Date until payment in full thereof at the rates per annum and on the dates set forth in Section 3.5.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded the amount of each Revolving Credit Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

3.14 Replacement of Lenders. In the event any Lender or the Issuing Lender is a Non-Funding Lender, exercises its rights pursuant to Section 3.10 or requests payments pursuant to Sections 2.10 or 3.11, the Borrower may require, at the Borrower’s expense (including payment of any processing fees under Section 10.6(e)) and subject to Section 3.12, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 10.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) the Borrower shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to Sections 2.10, 3.10, 3.11 and 3.12) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, HubCo and the Borrower hereby represent and warrant to each Lender and the Administrative Agent as of the Effective Date and as of the making of any extension of credit hereunder:

4.1 Financial Condition. (a) The unaudited consolidated pro forma balance sheet of Holdings and its consolidated Subsidiaries, as of August 24, 2003 (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, is the unaudited balance sheet of Holdings and its consolidated Subsidiaries adjusted to give effect (as if such events had occurred on the date set forth therein) to (i) the Transactions and (ii) the incurrence of the Loans and the issuance of the Letters of Credit to be incurred or issued, as the case may be, on the Effective Date and all Indebtedness of Holdings and its consolidated Subsidiaries expect to incur, and the payment of all amounts Holdings and its consolidated Subsidiaries expect to pay, in connection with the Transactions. The Pro Forma Balance Sheet, together with the notes thereto, were prepared based on good faith assumptions in accordance with GAAP and is based on the best information available to Holdings and the Borrower as of the date of delivery thereof and reflects on a pro forma basis the financial position of Holdings and its consolidated Subsidiaries as of August 24, 2003, as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred on such date.

(b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at February 23, 2003 and February 24, 2002 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from independent certified public accountants of nationally recognized standing, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at August 24, 2003 and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since February 23, 2003, (a) there has been no change, and no development or event which has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole, (ii) the ability of Holdings and its Subsidiaries to perform their obligations under the Credit Documents and with respect to the other financings contemplated hereby or (iii) the rights and remedies of the Lenders under the Credit Documents and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of HubCo nor has any of the Capital Stock of HubCo been redeemed, retired, repurchased or otherwise acquired for value by HubCo or any of its Subsidiaries, except as permitted under this Agreement.

4.3 Existence; Compliance with Law. Each of HubCo, the Borrower and their respective Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation except to the extent the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to be duly authorized and validly existing, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Holdings and its Subsidiaries taken as a whole, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such power, authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole, and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole. Neither HubCo, the Borrower nor any of their respective Subsidiaries has received any written communication from a Governmental Authority that alleges that HubCo, the Borrower or any of their respective Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Holdings and its Subsidiaries taken as a whole.

4.4 Power; Authorization. Each of HubCo, the Borrower and their respective Subsidiaries has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and the Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each of HubCo, the Borrower and their Subsidiaries has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and the Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by HubCo, the Borrower or any of their respective Subsidiaries, or for the validity or enforceability (in accordance with its terms in the United States or, with respect to (A) the Ireland Pledge Agreement, in Ireland and (B) the Luxembourg Pledge Agreement, in Luxembourg) against HubCo, the Borrower or any of their respective Subsidiaries, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which could not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole and (y) which could not adversely affect the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

4.5 Enforceable Obligations. This Agreement and each of the other Credit Documents have been duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and each of the other Credit Documents constitutes the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.6 No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and of drawings under the Letters of Credit (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon each of Holdings or any Subsidiary of Holdings or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a material adverse effect on the ability of Holdings or any such Subsidiary taken as a whole to perform its obligations under the Credit Documents to which it is a party, (ii) would give rise to any liability on the part of the Administrative Agent or any Lender, or (iii) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.

4.7 No Material Litigation. No litigation by, investigation known to HubCo or the Borrower by, or proceeding of, any Governmental Authority is pending against Holdings or any of its Subsidiaries with respect to the validity, binding effect or enforceability of any Credit Document, the Loans made hereunder, the use of proceeds thereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby. No lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of HubCo or the Borrower, threatened as of the Effective Date against or affecting Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole.

4.8 Investment Company Act. Neither HubCo, the Borrower nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

4.9 Federal Regulation. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither HubCo, the Borrower nor any of their respective Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

4.10 No Default. HubCo, the Borrower and each of their respective Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole. Neither HubCo, the Borrower nor any of its Subsidiaries is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults could not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole.

4.11 Taxes. Except as set forth on Schedule 4.11, each of HubCo, the Borrower and their respective Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of HubCo and the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Holdings or its Subsidiaries, as the case may be and (ii) those which, individually or in the aggregate, are not material to Holdings and its Subsidiaries taken as a whole); and no tax Lien has been filed, and, to the knowledge of HubCo and the Borrower, no written claim is being asserted, with respect to any such tax, fee or other charges.

4.12 Subsidiaries. The Subsidiaries of HubCo and the Borrower and their jurisdictions of incorporation on the Effective Date are as set forth on Schedule 4.12.

4.13 Ownership of Property; Liens. As of the Effective Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under Section 7.5), each of HubCo, the Borrower and their respective Subsidiaries has good and valid title to all of its material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Effective Date, each of HubCo, the Borrower and their respective Subsidiaries has (i) fee title to all of the real property listed on Schedule 4.13 under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States, listed on Schedule 4.13 under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 4.13, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Effective Date, all of the real property owned in fee or leased by HubCo, the Borrower and their respective Subsidiaries in the United States.

4.14 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that would result in a material liability to Holdings or any of its Subsidiaries, and each Plan has complied during such period in all material respects with the applicable provisions of ERISA and the Code. Neither Holdings nor any Commonly Controlled Entity has been involved in any transaction that would cause Holdings or any of its Subsidiaries to be subject to material liability with respect to a Plan to which Holdings or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of Holdings, or any of its Subsidiaries after the Effective Date. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that would result in a material liability to Holdings or any of its Subsidiaries. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits that would result in a material liability to Holdings or any of its Subsidiaries. Neither Holdings, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither Holdings, nor any of its Subsidiaries nor any Commonly Controlled Entity would become subject to any liability under ERISA if Holdings or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to Holdings, or any of its Subsidiaries. To the knowledge of HubCo and the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of Holdings, its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount that would result in a material liability to Holdings or any of its Subsidiaries except as disclosed in the audited financial statements of the Business provided to the Lenders prior to the Effective Date. For purposes of this Section 4.14, a material liability shall exceed $5,000,000.

4.15 Collateral Documents. (a) The Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the pledged stock described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein) and such security interest constitutes a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged stock described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein).

(b) The Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein), and Uniform Commercial Code financing statements have been filed in each of the jurisdictions listed on Schedule 4.15(b), such security interests constitute, subject to the existence of Permitted Liens, perfected first priority liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction.

(c) Each Mortgage is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein and such security interests constitute, subject to the existence of Permitted Liens, first liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

4.16 Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 4.16 sets forth a true and complete list as of the Effective Date of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to HubCo, the Borrower and their respective Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 4.16, HubCo, the Borrower or one of their respective Subsidiaries owns or has the right to use, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule. Except as set forth on Schedule 4.16, to the best knowledge of HubCo and the Borrower, no claims are pending by any Person with respect to the ownership, validity, enforceability or HubCo’s, the Borrower’s or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims could not reasonably be expected to have a material adverse effect on Holdings and its Subsidiaries, taken as a whole.

4.17 Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, assets, conditions (financial or otherwise) or operations of Holdings and its Subsidiaries taken as a whole:

(a) to the best knowledge of HubCo and the Borrower, the properties owned, leased, or otherwise operated by HubCo, the Borrower or any of their respective Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws;

(b) to the best knowledge of HubCo and the Borrower, the properties owned or leased, or otherwise operated by HubCo, the Borrower or any of their respective Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;

(c) neither HubCo, the Borrower nor any of their respective Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability under Environmental Laws with regard to HubCo, the Borrower or their respective Subsidiaries, nor does HubCo, the Borrower or any of their respective Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;

(d) to the best knowledge of HubCo and the Borrower, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by HubCo, the Borrower or any of their respective Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and

(e) there are no governmental administrative actions or judicial proceedings pending or, to the best knowledge of HubCo and the Borrower, threatened under any Environmental Law to which HubCo, the Borrower or any of their respective Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by HubCo, the Borrower or any of their respective Subsidiaries, outstanding under any Environmental Law.

4.18 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in Section 4.1, the Credit Documents (including the schedules thereto), and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of HubCo and the Borrower, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than HubCo, the Borrower or any of their respective Subsidiaries.

4.19 Holdings. Holdings is a company organized under the laws of Luxembourg on behalf of the Investors and has not carried on any activities, incurred any liabilities, assumed any obligations or acquired any assets prior to the Effective Date other than those (i) permitted under the Existing Credit Agreement and (ii) incident to the transactions contemplated by the Credit Documents or the Transactions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness.

(a) Credit Agreement; Security Agreements; Guarantees. The Administrative Agent shall have received a counterpart of (i) this Agreement executed and delivered by the Administrative Agent, the Lenders and a duly authorized officer of HubCo and the Borrower, (ii) the Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, (iii) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) the Cyprus Pledge Agreement, executed and delivered by a duly authorized officer of HubCo, (v) an Ireland Pledge Agreement, executed and delivered by a duly authorized officer of (A) HubCo and (B) the R&D Company, (vi) a Luxembourg Pledge Agreement, executed and delivered by a duly authorized officer of (A) Holdings and (B) HubCo, (vii) the Parent Guarantee, executed and delivered by a duly authorized officer of each party thereto and (viii) the Subsidiary Guarantee, executed and delivered by a duly authorized officer of each party thereto.

(b) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Holdings and its consolidated Subsidiaries for the fiscal years ending February 25, 2001, February 24, 2002 and February 23, 2003, (iii) unaudited interim consolidated financial statements of Holdings and its consolidated Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.

(c) Existing Credit Agreement. The loans under the Existing Credit Agreement shall have been repaid, or arrangements satisfactory to the Administrative Agent for the repayment thereof shall have been made, the commitments under the Existing Credit Agreement shall have been terminated, all accrued interest and fees thereunder shall have been paid and all liens on the assets of Holdings and its Subsidiaries held by the lenders under thereunder shall have been released.

(d) Senior Unsecured Notes. The Borrower shall have received at least $125,000,000 in gross cash proceeds from the issuance of the Senior Unsecured Notes.

(e) Fees. The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Effective Date.

(f) Legal Opinion. The Administrative Agent shall have received, dated the Effective Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, in substantially the form of Exhibit H, (ii) Mouaimis & Mouaimis, special Cyprus counsel to HubCo and SRA Technologies Cyprus Limited, in substantially the form of Exhibit I-1, (iii) A&L Goodbody, special Ireland counsel to the R&D Company and Stratus Research & Development Limited, in substantially the form of Exhibit I-2, (iv) Beghin & Feider, in association with Allen & Overy, special Luxembourg counsel to Holdings, HubCo and Stratus Equity S.à r.l., in substantially the form of Exhibit I-3, and (v) Hollis & Co., special Bermuda Counsel to Stratus Bermuda, in substantially the form of Exhibit I-4, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received or have possession of (i) the certificates representing the shares of Capital Stock pledged pursuant to the relevant Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the relevant Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Closing Certificate. The Administrative Agent shall have received a Closing Certificate of each Credit Party dated the Effective Date, in substantially the form of Exhibits J and K, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Holdings and its Subsidiaries, respectively.

(i) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower in form and substance reasonably satisfactory to it which shall document the solvency of Holdings and its Subsidiaries after giving effect to the consummation of the Transactions and the other transactions and related financings contemplated hereby.

(j) Litigation. On the Effective Date there shall be no actions, suits, injunctions, restraining orders or proceedings pending or threatened against any Credit Party (a) with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby which would be reasonably expected to have a material adverse effect on the rights or remedies of the Lenders under the Credit Documents or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Credit Document or (b) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders hereunder or under any other Credit Document or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Credit Document.

(k) Consents, Approvals and Filings. On the Effective Date, all necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect (except where the failure to do so would not reasonably be expected to have a material adverse effect on (x) the business, operations, property, condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, or (y) (I) the validity or enforceability of this Agreement or the other Credit Documents or (II) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder).

(l) Contractual Restrictions. Neither HubCo, the Borrower nor any of their respective Subsidiaries shall be subject to any contractual or other restrictions that would be violated by the transactions hereby, including the granting of security interests and guarantees required by this Agreement, except to the extent that any such violation would not reasonably be expected to have a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole, (ii) (A) the validity or enforceability of this Agreement or the other Credit Documents, or (B) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, or (iii) the ability of HubCo or the Borrower or any of their respective Subsidiaries taken as a whole to satisfy their obligations hereunder or thereunder.

(m) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate dated the Effective Date, in substantially the form of Exhibit L, certified as true and correct in all material respects by a Responsible Officer of the Borrower setting forth the Borrowing Base and the calculation thereof as of the last day of the preceding fiscal month and accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion.

5.2 Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 4 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

Each borrowing by the Borrower hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each of HubCo and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in Sections 6.3 through 6.6, and 6.8 through 6.9, HubCo and the Borrower shall cause each of their respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of Holdings, a copy of the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of stockholders’ equity and cash flows and the consolidated statements of income of Holdings and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for such quarterly period and the portion of the fiscal year of Holdings through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Borrower and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of the Borrower as being fairly stated in all material respects;

(c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Holdings, to which such budget relates, a preliminary consolidated operating budget for Holdings and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget; and

(d) concurrently with the delivery of financial statements pursuant to Section 6.1(a) or (b), a certificate of the chief financial officer or treasurer of the Borrower setting forth, in reasonable detail, the computations of (x) Capital Expenditures, (y) Consolidated EBITDA (for the prior four consecutive fiscal quarters) and (z) the Leverage Ratio as of the last day of the fiscal period covered by such financial statements;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this Section 6.1) in accordance with GAAP.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the consolidated financial statements referred to in Section 6.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under Sections 3.4(b), 7.1, 7.3, and 7.5 through 7.9, except as specified in such letter;

(b) within 15 days of the delivery of the financial statements referred to in Sections 6.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the Borrower stating that, to the best of such officer’s knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such

Subsidiary has been formed or acquired, HubCo and the Borrower have complied with the requirements of Section 6.9 with respect thereto), (ii) neither HubCo, the Borrower nor any of their respective Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of HubCo, the Borrower and their respective Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iv) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of Section 7.1, clauses (b) and (e) of Section 7.3 and Sections 7.6 through 7.9 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (v) if not specified in the financial statements delivered pursuant to Section 6.1, specifying the aggregate amount of interest paid or accrued by Holdings and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of Holdings and its Subsidiaries, during such accounting period, and (vi) identify any owned Real Property of the Borrower or a Domestic Subsidiary of the Borrower acquired during such accounting period that, together with any improvements thereon, has a value of at least $2,500,000;

(c) promptly upon receipt thereof, copies of all final reports submitted to Holdings or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a management summary describing and analyzing the performance of Holdings and its Subsidiaries during the periods covered by such financial statements;

(f) within 50 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans and reductions of the Revolving Credit Commitments pursuant to the proviso to Section 3.4(b)(ii);

(g) as soon as available but in any event on or before the 20th day of each fiscal month, a Borrowing Base Certificate, certified as true and correct in all material respects by a Responsible Officer of the Borrower setting forth the Borrowing Base and the calculation thereof as of the last day of the preceding fiscal month and accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Holdings or any of its Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence. Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence except to the extent that the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to do so could not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and tradenames the loss of which would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole, and, in each case, except as otherwise permitted by Sections 7.4 and 7.6; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to each Lender, (i) annually, a schedule disclosing all insurance against products liability risk maintained by HubCo, the Borrower and their respective Subsidiaries pursuant to this Section 6.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that HubCo and the Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administration Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of HubCo, the Borrower and their respective Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Borrower.

6.7 Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Holdings or any of its Subsidiaries which default or event of default has not been waived and would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 8, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between Holdings or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against HubCo, the Borrower or any of their respective Subsidiaries by any Governmental Authority, which in any such case would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole;

(c) of any litigation or proceeding against Holdings or any of its Subsidiaries (i) in which more than $3,500,000 of the amount claimed is not covered by insurance, or (ii) in which injunctive or similar relief is sought which if obtained would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole;

(d) of the following events, as soon as practicable after, and in any event within 30 days after, HubCo or the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to Holdings and its Subsidiaries taken as a whole, or (ii) the institution of proceedings or the taking of any other action by PBGC, Holdings or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to Holdings and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of the Borrower setting forth details as to such Reportable Event and the action that Holdings, HubCo, the Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(e) concurrently with the delivery of the information delivered pursuant to Section 6.2(f) and each prepayment required pursuant to Section 3.4(b)(ii), of any Asset Sale or substantially like-kind exchange of real property by HubCo, the Borrower or any of their respective Subsidiaries; and

(f) of a material adverse change known to HubCo, the Borrower or their respective Subsidiaries in the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Borrower proposes to take with respect thereto.

6.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain could result in a material adverse effect on Holdings and its Subsidiaries taken as a whole. Noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this Section 6.8(a); provided that, upon learning of any such noncompliance, HubCo, the Borrower and their respective Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and, provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, after giving effect to any compliance efforts undertaken, would not reasonably be expected to give rise to a material adverse effect on Holdings and its Subsidiaries taken as a whole.

(b) Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to HubCo, the Borrower or any of their respective Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

(c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that HubCo, the Borrower and their respective Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrower, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that HubCo, the Borrower and their respective Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to HubCo, Borrower or any of their respective Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

6.9 Additional Collateral. (a) Subject to Section 6.9(d), with respect to any assets acquired after the Effective Date by the Borrower or any of its Domestic Subsidiaries or by HubCo or any of its other Subsidiaries (other than Subsidiaries of any United States Person) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (x) any assets described in paragraph (b) or (c) of this Section, (y) assets acquired or owned pursuant to Section 7.6(h)(i) that are not equity interests in or assets held by a wholly-owned Subsidiary and (z) immaterial assets), promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(b) With respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of the Borrower or any other United States Person) that has material assets and/or which is a guarantor under the Senior Unsecured Notes or any Permanent Debt, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the relevant pledge agreement or take such other actions as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by Holdings or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of Holdings or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Parent Guarantee, the Subsidiary Guarantee and/or the Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) With respect to any Person that is or becomes a direct Foreign Subsidiary of the Borrower and that has material assets, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the relevant pledge agreement or take such other actions as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such Foreign Subsidiary be required to be so pledged), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) Upon the request of the Administrative Agent, the Borrower will, and will cause its Domestic Subsidiaries to, promptly grant to the Administrative Agent, within 60 days of such request, security interests and mortgages (a “Mortgage”) in such owned Real Property of the Borrower and its Domestic Subsidiaries as are acquired after the Effective Date by the Borrower or such Subsidiary and that, together with any improvements thereon, individually have a value of at least $2,500,000, as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.2). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Borrower shall provide a lender’s title policy with respect to each such

Mortgage paid for by the Borrower, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a first lien on the relevant Mortgaged Property and subject only to Liens expressly agreed to by the Administrative Agent.

SECTION 7. NEGATIVE COVENANTS

Each of HubCo and the Borrower hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 7 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

7.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Effective Date and reflected on Schedule 7.1(a), including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to Holdings and its Subsidiaries or the Lenders;

(b) Indebtedness consisting of the Loans and in connection with the Letters of Credit and this Agreement;

(c) Indebtedness of any Domestic Entity or Foreign Entity to any Domestic Entity or Foreign Entity or to Holdings; provided, that (i) the aggregate amount of Indebtedness owed to Domestic Entities by Foreign Entities at any time outstanding (except for Indebtedness otherwise permitted under this Section 7.1) shall not exceed $30,000,000 plus the sum of any amounts dividended or distributed by any Foreign Entity to any Domestic Entity less the sum of (A) the aggregate amount of any obligations of Foreign Entities guaranteed by Domestic Entities pursuant to Section 7.3(c) and (B) the aggregate amount of any investments made in Foreign Entities by Domestic Entities pursuant to Section 7.6(b), and (ii) the aggregate amount of Indebtedness owed to Domestic Entities and Tier 1 Foreign Entities by Tier 2 Foreign Entities at any time outstanding (except for Indebtedness otherwise permitted under this Section 7.1) shall not exceed $15,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Domestic Entity or any Tier 1 Foreign Entity (and not retransferred to a Tier 2 Foreign Entity), less the sum of (A) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Domestic Entities or Tier 1 Foreign Entities pursuant to Section 7.3(c) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Domestic Entities or Tier 1 Foreign Entities pursuant to Section 7.6(b), and provided further that Indebtedness of any Domestic Entity or Foreign Entity to any Domestic Entity or Foreign Entity financed with contributions of equity after the Effective Date to the payee of such indebtedness directly or indirectly from Holdings or the Investors or any Affiliate of the Investors shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to Section 7.6. For purpose of this Section 7.1(c), the payment, or intercompany loans or advances for such purpose, by HubCo, the Borrower or any Subsidiary of HubCo of expenses and operating costs of HubCo, the Borrower or any Subsidiary of HubCo (x) incurred in the ordinary course of business, provided that any such payment by HubCo, the Borrower or any Subsidiary of HubCo of expenses and operating costs of Foreign Subsidiaries of HubCo or the Borrower pursuant to this clause (x) shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of loans which may be made to such Foreign Subsidiaries pursuant to clause (i) or (ii) of the first proviso to this paragraph, or (y) incurred in association with the initial establishment, start up and capitalization of HubCo and its Subsidiaries shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein; provided, however, that any transfer of assets acquired in or as a result of the Cemprus Acquisition to any Tier 1 Foreign Entity shall not constitute a loan, advance or other investment by a Domestic Entity in a Foreign Entity for purposes of determining compliance with the monetary limitations set forth in this Section 7.1(c) and any transfer of the Capital Stock of any Tier 2 Foreign Entity acquired in the Cemprus Acquisition to any other Tier 2 Foreign Entity shall not constitute a loan, advance or other investment by a Domestic Entity in a Foreign Entity for purposes of determining compliance with the monetary limitations set forth in this Section 7.1(c);

(d) Indebtedness of HubCo and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price of newly acquired property and to finance equipment of HubCo and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of HubCo and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of HubCo and its Subsidiaries) which shall not exceed $5,000,000 in the aggregate at any one time outstanding and Indebtedness of HubCo and its Subsidiaries in respect of Financing Leases to the extent Section 7.7 would not be contravened;

(e) other unsecured Indebtedness of HubCo and its Subsidiaries (other than non-Credit Parties) in an aggregate principal amount at any one time outstanding not in excess of $15,000,000;

(f) Indebtedness in respect of letters of credit (other than Letters of Credit issued hereunder) in an aggregate principal amount equal to $5,000,000 at any one time outstanding;

(g) (i) Indebtedness of HubCo or any of its Subsidiaries assumed in connection with acquisitions permitted by Section 7.6(g) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired Subsidiaries of the HubCo acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition) and (iii) Indebtedness of HubCo or any of its Subsidiaries owed to the seller or any third party in any acquisition permitted by Section 7.6(g) constituting part of the purchase price thereof or incurred to finance any such acquisition; provided that, after giving pro forma effect to any such Indebtedness and related acquisition, either (A) the Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been less than 2.5 to 1.0, (B) the Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been less than 3.0 to 1.0 and the amount of such Indebtedness, together with all other Indebtedness outstanding pursuant to this Section 7.1(g) would not exceed $30,000,000 in the aggregate on the date such Indebtedness is incurred or (C) the Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been greater than or equal to 3.0 to 1.0 and the amount of such Indebtedness, together with all other Indebtedness outstanding pursuant to this Section 7.1(g) would not exceed $15,000,000 in the aggregate on the date such Indebtedness is incurred;

(h) Indebtedness in connection with workmen’s compensation obligations and general liability exposure of HubCo and its Subsidiaries;

(i) additional unsecured subordinated indebtedness of HubCo and its Subsidiaries, provided that (i) such Indebtedness shall not exceed $10,000,000 in aggregate principal amount at any time outstanding plus any additional principal amount of such Indebtedness issued in lieu of cash interest on such outstanding Indebtedness or any refinancing thereof, (ii) no part of the principal amount of such Indebtedness shall have a maturity date earlier than the one year anniversary of the Revolving Credit Termination Date, (iii) the non-default interest rate thereon shall not exceed 12% per annum and (iv) such Indebtedness shall be subordinated to the obligations of the Credit Parties under the Credit Documents on customary terms and conditions;

(j) (i) Indebtedness of any Subsidiary organized under the laws of the Republic of Ireland in an aggregate amount not in excess of the equivalent at the date of incurrence thereof of $7,500,000 to finance a research and development facility in Ireland and (ii) other Indebtedness of Foreign Subsidiaries of HubCo in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $15,000,000;

(k) Indebtedness of the Borrower under (i) the Senior Unsecured Notes and (ii) Permanent Debt issued after the Effective Date in an aggregate principal amount at any time outstanding not to exceed (A) the sum of $170,000,000 in aggregate principal amount of Permanent Debt plus any accreted amount plus accrued interest thereon and the amount of related fees, expenses and premiums less (B) the aggregate principal amount of Indebtedness then outstanding pursuant to preceding clause (i) (after giving effect to any repayment thereof with the proceeds of the Permanent Debt), the proceeds (net of any fees and expenses in connection therewith) of which shall be applied to prepay, redeem, retire or repurchase either the Senior Unsecured Notes or Permanent Debt; provided that, (a)(I) no Default or Event of Default has occurred and is continuing or, after giving pro forma effect to the issuance of such refinanced Senior Unsecured Notes or Permanent Debt, as the case may be (in each such case, “Replacement Debt”), would result from therefrom, (II) the weighted average life to maturity of such Replacement Debt shall not be shorter than the weighted average life to maturity of the Indebtedness such Replacement Debt is refinancing, and (III) the terms and conditions of such

Replacement Debt (including, without limitation, the covenant and event of default provisions thereof but excluding interest rate and any call protection provisions) taken as a whole shall be at least as favorable to the Borrower and the Lenders as the Indebtedness being refinanced, and (b)(I) a “red herring” prospectus or its equivalent, if any, describing the terms of such Replacement Debt shall have been furnished to the Administrative Agent prior to the marketing such Replacement Debt and (II) substantially final drafts of the documentation governing any such Replacement Debt, showing the terms thereof, shall have been furnished to the Administrative Agent at least 5 days prior to the date of issuance of such Replacement Debt;

(l) Indebtedness of the Borrower, HubCo and any of their Subsidiaries owing to the Borrower, HubCo or any of their Subsidiaries in connection with the Transactions; and

(m) Indebtedness under the Lucent Note.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of HubCo, the Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of HubCo, the Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of Holdings and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Holdings and its Subsidiaries on the properties subject thereto, taken as a whole;

(f) Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Currency Agreements and Interest Rate Agreements, and bankers’ liens arising by operation of law;

(g) Liens on property of HubCo or any of its Subsidiaries created solely for the purpose of securing (i) Indebtedness permitted by Section 7.1(d) representing or incurred to finance, refinance or refund the purchase price of property, (ii) Indebtedness not exceeding $15,000,000 in aggregate amount at any time outstanding permitted by Section 7.1(g) (so long as in the case of clauses (i) and (ii) of Section 7.1(g) such Lien was not incurred in anticipation of the related acquisition), or (iii) Indebtedness not exceeding $22,500,000 in aggregate amount at any time outstanding permitted by Section 7.1(j), provided that any Lien securing Indebtedness incurred in connection with Section 7.1(j)(ii) shall only be permitted to extend to or cover the property of the respective Foreign Subsidiary of HubCo; and provided further that no such Lien incurred in connection with Indebtedness pursuant to Section 7.1(d) or 7.1(g) or 7.1(j)(i) shall extend to or cover other property of HubCo or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property; provided, however, that Liens on property of HubCo or any of its Subsidiaries securing Indebtedness permitted by Section 7.1(g) in excess of $15,000,000 shall be permitted under this Section 7.2(g) so long as (x) with respect to Indebtedness permitted by clause (iii) of Section 7.1(g), (1) a valid and enforceable second priority Lien on such property shall have been established in favor of the Administrative Agent, for the ratable benefit of the Lenders, on terms otherwise consistent with the Security Documents and (2) an intercreditor agreement in connection therewith shall have been entered into on terms reasonably satisfactory to the Administrative Agent and (y) with respect to Indebtedness permitted by clauses (i) and (ii) of Section 7.1(g), HubCo and the Borrower shall only be required to use their commercially reasonable efforts to comply with the requirements of clauses (x)(1) and (2) above;

(h) Liens existing on the Effective Date and described in Section 3.13 or Schedule 7.2(h) (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under Section 7.1(a) in connection with any refinancing of such Indebtedness permitted by such Section), provided that no such Lien shall extend to or cover other property of HubCo, the Borrower or their respective Subsidiaries other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured;

(i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs;

(j) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which HubCo, the Borrower or any of their respective Subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(k) Liens in connection with workmen’s compensation obligations and general liability exposure of HubCo, the Borrower and their respective Subsidiaries;

(l) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

(m) Liens on the research and development facility in Ireland referred to in Section 7.1(j)(i) that secure foreign currency hedging transactions, provided that the aggregate amount of all Liens on such property shall not exceed $7,500,000 at any time;

(n) Liens incurred in the ordinary course of business of HubCo or any of its Subsidiaries with respect to obligations (other than Indebtedness) not exceeding $5,000,000 at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by HubCo or such Subsidiary;

(o) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by HubCo or any of its Subsidiaries in a transaction entered into in the ordinary course of business of HubCo or such Subsidiary;

(p) judgment Liens arising as a result of any litigation or legal proceeding; provided that such Lien is released on or prior to the earlier of (i) 90 days following the date on which such Lien arises and (ii) the date such judgment shall have been vacated, discharged, stayed or bonded pending appeal.

(q) Liens on cash collateral in an amount up to $2,500,000 securing the obligations of HubCo or its Subsidiaries in connection with Currency Agreements or Interest Rate Agreements entered into with any Lender or their Affiliates.

7.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) the Guarantees;

(b) other guarantees by HubCo or the Borrower incurred in the ordinary course of business for an aggregate amount not to exceed $2,000,000 at any one time;

(c) guarantees by any Domestic Entity or any Foreign Entity of obligations of any Domestic Entity or any Foreign Entity, provided, that (i) the aggregate amount of the obligations of Foreign Entities guaranteed by Domestic Entities (except for guarantees otherwise permitted under this Section 7.3) shall not exceed $30,000,000 plus the sum of any amounts dividended or distributed by any Foreign Entity to any Domestic Entity, less the sum of (A) the aggregate outstanding amount of any Indebtedness of Foreign Entities owed to Domestic Entities pursuant to Section 7.1(c) and (B) the aggregate amount of any investments made in Foreign Entities by Domestic Entities pursuant to Section 7.6(b), and (ii) the aggregate amount of the obligations of Tier 2 Foreign Entities guaranteed by Domestic Entities and Tier 1 Foreign Entities (except for guarantees otherwise permitted under this Section 7.3) shall not exceed $15,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Domestic Entity or Tier 1 Foreign Entity (and not retransferred to a Tier 2 Foreign Entity), less the sum of (A) the aggregate outstanding amount of any Indebtedness of Tier 2 Foreign Entities owed to Domestic Entities or Tier 1 Foreign Entities pursuant to Section 7.1(c) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Domestic Entities or Tier 1 Foreign Entities pursuant to Section 7.6(b). For purpose of this Section 7.3(c), the payment, or intercompany loans or advances for such purpose, (i) by HubCo, the Borrower or any Subsidiary of HubCo of expenses and operating costs of HubCo, the Borrower or any Subsidiary of HubCo (x) incurred in the ordinary course of business, provided that any such payment by HubCo, the Borrower or any Subsidiary of HubCo of expenses and operating costs of Foreign Subsidiaries of HubCo or the Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of guarantees permitted pursuant to clause (i) or (ii) of the first proviso to this paragraph, or (y) incurred in association with the initial establishment, start up and capitalization of HubCo and its Subsidiaries shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein; provided, however, that any transfer of assets acquired in or as a result of the Cemprus Acquisition to any Tier 1 Foreign Entity shall not constitute a loan, advance or other investment by a Domestic Entity in a Foreign Entity for purposes of determining compliance with the monetary limitations set forth in this Section 7.3(c) and any transfer of the Capital Stock of any Tier 2 Foreign Entity acquired in the Cemprus Acquisition to any other Tier 2 Foreign Entity shall not constitute a loan, advance or other investment by a Domestic Entity in a Foreign Entity for purposes of determining compliance with the monetary limitations set forth in this Section 7.3(c);

(d) Contingent Obligations existing on the Effective Date and described in Schedule 7.3(d) and Contingent Obligations relating to any Indebtedness permitted under Section 7.1(a);

(e) guarantees of obligations to third parties in connection with relocation of employees of HubCo, the Borrower or any of their respective Subsidiaries, in an amount which, together with all loans and advances made pursuant to Section 7.6(f), shall not exceed $5,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workmen’s compensation obligations and general liability exposure of HubCo, the Borrower and their respective Subsidiaries;

(g) indemnity obligations in respect of certain contingent obligations of Platinum Equity, LLC under the Indemnity Agreement, dated as of February 11, 2003;

(h) subordinated guarantees in respect of Indebtedness permitted under Section 7.1(i) issued by Subsidiaries of HubCo which have also issued Guarantees, provided that such subordinated guarantees are subordinated to the Guarantees on substantially the same basis as such Indebtedness is subordinated to the Loans;

(i) guarantees by Subsidiaries of Holdings in respect of the Senior Unsecured Notes and Permanent Debt.

7.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of

Section 7.5, (b) any entity acquired in a Permitted Acquisition pursuant to Section 7.6(g) may be merged with or into HubCo or any of its Subsidiaries so long as the resulting entity is a Subsidiary of Holdings (c) any Subsidiary of HubCo (other than the Borrower and its Subsidiaries) may be merged with and into HubCo or a wholly-owned Subsidiary of HubCo, (d) any Domestic Subsidiary of the Borrower may be merged with and into the Borrower or a wholly-owned Domestic Subsidiary of HubCo or the Borrower, (e) any Foreign Subsidiary of the Borrower may be merged with and into the Borrower or a wholly-owned Subsidiary of HubCo or the Borrower, (f) Subsidiaries with a net book value not greater than $100,000 may be dissolved and (g) any Subsidiary may otherwise be dissolved; provided that upon dissolution, the assets of such Subsidiary are transferred to HubCo (or, in the case of a Subsidiary of the Borrower, the Borrower) or one of its (or, in the case of a Subsidiary of the Borrower, the Borrower’s) wholly-owned Domestic Subsidiaries (or, in the case of a dissolution of a Foreign Subsidiary, such assets are transferred to HubCo (or, in the case of a Subsidiary of the Borrower, the Borrower) or one of its (or, in the case of a Subsidiary of the Borrower, the Borrower’s) wholly-owned Subsidiaries) on the terms and subject to the conditions set forth in Section 7.5(b); provided, however, that any transfer of assets acquired in or as a result of the Cemprus Acquisition to any Tier 1 Foreign Entity shall be permitted under this Section 7.4 and any transfer of the Capital Stock of any Tier 2 Foreign Entity acquired in the Cemprus Acquisition to any other Tier 2 Foreign Entity shall be permitted under this Section 7.4.

7.5 Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

(a) for sales or other dispositions of inventory in the ordinary course of business;

(b) that HubCo or any Subsidiary of HubCo (other than the Borrower) may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of HubCo (other than the Borrower) may merge with and into HubCo or any of its Subsidiaries (or, (A) in the case of the Borrower or any Domestic Subsidiary of the Borrower, the Borrower or a wholly-owned Domestic Subsidiary of the Borrower or (B) in the case of any Foreign Subsidiary of the Borrower, the Borrower or a wholly-owned Subsidiary of the Borrower), and (x) HubCo or any Subsidiary of HubCo may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock of any Subsidiary (other than the Borrower) to the Borrower or any other wholly-owned Domestic Subsidiary of HubCo and (y) HubCo or any Tier 1 Foreign Entity may sell or otherwise dispose of, or part with control of any or all of, the Capital Stock any Tier 1 Foreign Entity to any other Tier 1 Foreign Entity, provided that no such transaction may be effected if it would result in the transfer of any assets of, or any Capital Stock of, HubCo, the Borrower or any other Credit Party to, or the merger with and into, another Subsidiary all of the Capital Stock of which owned by HubCo or any Subsidiary has not been pledged to the Administrative Agent and which has not guaranteed the obligations of the Borrower, for the benefit of the Lenders, under this Agreement, and granted liens or security interests in favor of the Administrative Agent, for the benefit of the Lenders, on substantially all of its assets to secure such guarantee, pursuant to a guarantee, security agreement and other documentation reasonably satisfactory to the Administrative Agent, provided further that any such sale, lease, transfer or disposition of any assets, including any license, other than transfers in the ordinary course of business, shall constitute an investment for purposes of Section 7.6(b);

(c) leases or subleases of Fee Properties and other real property owned in fee or leased;

(d) any condemnation or eminent domain proceedings affecting any real property, provided that the parties hereto agree that the net proceeds received in connection with such proceeding shall be deemed not to constitute “Net Proceeds” if such net proceeds are reinvested in new or existing properties within eighteen months;

(e) substantially like-kind exchanges of real property; provided that only any cash received by HubCo or any Subsidiary of HubCo in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange) shall be deemed to be Net Proceeds and shall be applied as provided for in Section 3.4(b)(ii);

(f) for the sale or other disposition of any property that, in the reasonable judgment of the Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;

(g) (i) for the sale leaseback or other disposition of a research and development facility in Ireland, (ii) for the sales or dispositions of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $1,000,000 during any fiscal year of Holdings and (iii) for the sales or dispositions of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $10,000,000 during the term of this Agreement;

(h) any sale or disposition of any interest in property, provided that (i) the net proceeds of any such sale shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in new or existing properties or pursuant to Section 7.6(h) within twelve months from the date of such sale, (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by Section 6.9 and in accordance therewith and (iii) the aggregate outstanding amount of net proceeds held by HubCo, the Borrower and their respective Subsidiaries for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $12,000,000 at any time; and

(i) for the disposition of Cash Equivalents, Investment Grade Securities or cash in the ordinary course of business.

7.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person (except to the extent permitted by Section 7.7), except:

(a) loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by Section 7.1(c);

(b) any Domestic Entity or Foreign Entity may make investments in, or create, any other Domestic Entity or Foreign Entity (by way of capital contribution or otherwise), provided that (i) the requirements of Section 6.9 are satisfied, (ii) the aggregate amount of investments made by Domestic Entities in Foreign Entities (except for investments otherwise permitted under this Section 7.6) shall not exceed $30,000,000 plus the sum of any amounts dividended or distributed by any Foreign Entity to any Domestic Entity less the sum of (A) the aggregate outstanding amount of any Indebtedness of Foreign Entities owed to Domestic Entities pursuant to Section 7.1(c) and (B) the aggregate amount of any obligations of Foreign Entities guaranteed by Domestic Entities pursuant to Section 7.3(c), and (iii) the aggregate amount of investments made by Domestic Entities and Tier 1 Foreign Entities in Tier 2 Foreign Entities (except for investments otherwise permitted under this Section 7.6) shall not exceed $15,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Domestic Entity or Tier 1 Foreign Entity (and not retransferred to a Tier 2 Foreign Entity), less the sum of (A) the aggregate outstanding amount of any Indebtedness of Tier 2 Foreign Entities owed to Domestic Entities or Tier 1 Foreign Entities pursuant to Section 7.1(c) and (B) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Domestic Entities or Tier 1 Foreign Entities pursuant to Section 7.3(c), and provided, further that any Domestic Entity or Foreign Entity may make investments in any other Domestic Entity or Foreign Entity financed with contributions of equity after the Effective Date directly or indirectly to the entity making such investment from Holdings or the Investors or any Affiliate of the Investors, to the extent such equity proceeds are not used to finance acquisitions pursuant to Section 7.6; provided, however, that any transfer of assets acquired in or as a result of the Cemprus Acquisition to any Tier 1 Foreign Entity shall not constitute an investment by a Domestic Entity in a Foreign Entity for purposes of determining compliance with the monetary limitations set forth in this Section 7.6(b) and any transfer of the Capital Stock of any Tier 2 Foreign Entity acquired in the Cemprus Acquisition to any other Tier 2 Foreign Entity shall not constitute an investment by a Domestic Entity in a Foreign Entity for purposes of determining compliance with the monetary limitations set forth in this Section 7.6(b);

(c) HubCo, the Borrower and their respective Subsidiaries may invest in, acquire and hold cash, Cash Equivalents and Investment Grade Securities and (ii) make loans in an aggregate amount at any time outstanding not to exceed $1,000,000 in connection with a sale of assets permitted by Section 7.5;

(d) HubCo, the Borrower and their respective Subsidiaries may make payroll advances in the ordinary course of business;

(e) HubCo, the Borrower and their respective Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent HubCo, the Borrower or any of their respective Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(f) HubCo, the Borrower or any of their respective Subsidiaries may make travel and entertainment advances and relocation and other loans and advances to officers and employees of HubCo, the Borrower or any such Subsidiary, provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to Section 7.3(e), shall not exceed $5,000,000 at any one time outstanding;

(g) HubCo and its Subsidiaries may make expenditures to acquire all or a portion of the Capital Stock or assets of any Person engaged primarily in one or more businesses in which the Borrower and its Subsidiaries are engaged or directly related thereto (“Permitted Acquisitions”); provided that, after giving pro forma effect to any such acquisition and the financing thereof, (i) either (A) the amount of the consideration (including assumed Indebtedness permitted pursuant to Sections 7.1(g)(i) and (ii), but excluding amounts paid to acquire cash) in connection with such acquisition does not exceed $35,000,000 without the prior written consent of the Required Lenders and/or (B) the Borrower elects (by prior written notice to the Administrative Agent) to treat all or a portion of such expenditures as “Capital Expenditures” for the purposes of this Agreement, including, but not limited to Section 7.7, and such expenditures are permitted under Section 7.7, (ii) the provisions of Section 6.9 are satisfied, (iii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iv) the total amount of consideration (including assumed Indebtedness permitted pursuant to Sections 7.1(g)(i) and (ii), but excluding amounts paid to acquire cash) in connection with all Permitted Acquisitions pursuant to clause (i)(A) above shall not exceed in the aggregate $60,000,000 during the term of this Agreement without the consent of the Required Lenders, provided further that additional consideration in connection with Permitted Acquisitions funded with the proceeds of any concurrent issuance of Capital Stock by Holdings shall be permitted in an amount up to $100,000,000 in the aggregate;

(h) (i) the Borrower, HubCo or any of its Subsidiaries may make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which the Borrower and its Subsidiaries are engaged or generally related thereto or (ii) make expenditures in connection with the development and integration of technology of HubCo and its Subsidiaries in connection with an agreement or other arrangement with a third party (any such expenditures shall deemed not to be operating expenses for all purposes under this Agreement), in an aggregate amount in respect of clauses (i) and (ii) not to exceed $25,000,000 without the prior written consent of the Required Lenders, provided that additional investments, loans or expenditures made pursuant to this paragraph (h) funded with the proceeds of any concurrent issuance of Capital Stock by Holdings shall be permitted in an amount up to $50,000,000 in the aggregate (plus the sum of (i) any amounts dividended or distributed to HubCo or the Borrower or any Domestic Subsidiary of HubCo or the Borrower (whichever party is making such investment, loan or expenditure) by such joint venture or other Person and (ii) the net cash proceeds of any issuance of Capital Stock by Holdings to, or any capital contribution to Holdings by, the Investors or their Affiliates (which has not been used to increase the Base Amount of Capital Expenditures permitted under Section 7.7 for any period) and/or any incurrence of Indebtedness permitted under Section 7.1(i) in respect of loans made by the Investors or their Affiliates); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(i) the Option Cancellation Payors may make the loans, capital contributions and other transfers contemplated by the Option Cancellation Payments;

(j) the Borrower, HubCo or any of their Subsidiaries may make intercompany loans, capital contributions or other transfers in connection with the Transactions;

(k) HubCo or any of its Subsidiaries may make investments in the form of stock, obligations or securities received by HubCo or such Subsidiaries in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of HubCo or such Subsidiaries (whether pursuant to a plan of reorganization or similar arrangement); and

(l) any securities or assets received or other investments made as a result of the receipt of non-cash consideration from any disposition of assets.

For purposes of this Section 7.6, the payment, or intercompany loans or advances for such purpose, by HubCo, the Borrower or any Subsidiary of HubCo of expenses and operating costs of HubCo, the Borrower or any Subsidiary of HubCo (x) incurred in the ordinary course of business, provided that, any such payment by HubCo, the Borrower or any Subsidiary of HubCo of expenses and operating costs of Foreign Subsidiaries of HubCo or the Borrower pursuant to this clause (x) shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of investments which may be made in such Foreign Subsidiaries pursuant to this paragraph (b)(v) of this Section or (y) incurred in association with the initial establishment, start up and capitalization of HubCo and its Subsidiaries; in each case shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein.

7.7 Capital Expenditures. Make or commit to make any Capital Expenditures, except that HubCo, the Borrower and their respective Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the “Base Amount”) for each of the fiscal years (in each case, ending on the last Sunday in February of such fiscal year) of Holdings set forth below:

Fiscal Year	Base Amount
FY 2004	$25,500,000

FY 2005	$24,000,000

FY 2006	$28,000,000

FY 2007	$30,000,000

FY 2008	$32,000,000

provided that (i) for any period set forth above, commencing in the 2004 fiscal year of Holdings, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (as increased) not spent in the immediately preceding period, (ii) for each period of Holdings, the Base Amount for such period set forth above shall be increased by the amount of any net cash proceeds from the issuance of Capital Stock of Holdings to, or any capital contribution to Holdings by, the Investors or their Affiliates (which has not been used to make investments pursuant to Section 7.6(h)) and (iii) for each period of Holdings, the Base Amount for such period set forth above shall be increased in the event any Person or assets of such Person (an “Acquired Person”) is acquired as permitted herein by an amount equal to 110% of the amount of capital expenditures (determined in accordance with GAAP) of such Acquired Person for the twelve months prior to the date it was acquired (“Acquired Capital Expenditures”); provided that, with respect to the fiscal year in which such Person becomes an Acquired Person, the Base Amount shall be increased by the product of (A) the Acquired Capital Expenditures of such Acquired Person times (B) a fraction, the numerator of which is the number of days remaining in the fiscal year of Holdings in which such Acquired Person was acquired and the denominator of which is 365; and provided, further, that, notwithstanding anything to the contrary herein, additional Capital Expenditures may be made with net proceeds received in property sales or dispositions under Sections 7.5(g) and 7.5(h).

7.8 Currency Agreements and Interest Rate Agreements. Enter into, create, incur, assume or suffer to exist any Currency Agreements or Interest Rate Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

7.9 Limitation on Dividends. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of HubCo, the Borrower or any of their respective Subsidiaries; except that:

(a) (i) Subsidiaries may pay dividends to the Borrower or to Domestic Subsidiaries of the Borrower which are directly or indirectly wholly-owned by the Borrower (or, in case of Foreign Subsidiaries, to the Borrower or Subsidiaries of the Borrower which are directly or indirectly wholly-owned by the Borrower) and (ii) Subsidiaries of HubCo other than the Borrower and Subsidiaries of the Borrower may pay dividends to HubCo or to Domestic Subsidiaries of HubCo which are directly or indirectly wholly-owned by HubCo (or, in the case of Foreign Subsidiaries (other than of the Borrower) to HubCo or Subsidiaries of HubCo which are directly or indirectly wholly-owned by HubCo) and (iii) any Subsidiary organized under the laws of the Republic of Ireland may pay dividends to its employee shareholders;

(b) HubCo, the Borrower and their respective Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) HubCo may repurchase or provide the funds to HubCo or Holdings to repurchase Capital Stock of Holdings owned by former, present or future employees of Holdings or its Subsidiaries or their assigns, estates and heirs, provided that the aggregate amount expended by HubCo pursuant to this clause (c) shall not in the aggregate exceed $2,500,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years, up to a maximum aggregate amount of expenditures by HubCo pursuant to this clause (c) of $5,000,000 in any calendar year), plus any amounts contributed to HubCo as a result of resales of such repurchased shares of Capital Stock;

(d) the Borrower or HubCo may make distributions to Holdings to allow Holdings to pay its operating and administrative expenses in an amount not to exceed $2,000,000 per fiscal year and (ii) the Borrower, HubCo or its Subsidiaries may make distributions directly or indirectly to Holdings in amounts equal to amounts required for Holdings to pay taxes to the extent Holdings is liable for such taxes and such taxes are attributable to the operations of the HubCo and its Subsidiaries; provided, however, that HubCo and the Borrower shall not make any such tax distributions in excess of its and its Subsidiaries stand alone tax liability in respect of such taxes;

(e) the Option Cancellation Payors may make the Option Cancellation Payment;

(f) the Transactions shall be permitted; and

(g) non-cash repurchases of equity interests of Holdings deemed to occur as a result of the surrender of such equity interests for cancellation in connection with the exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants shall not be prohibited by this Section 7.9.

7.10 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of HubCo’s or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to HubCo or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, provided that nothing in this Section 7.10 shall prohibit HubCo or its Subsidiaries from engaging in the following transactions: (x) the performance of HubCo’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business, or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business. In addition, nothing in this Section 7.10 shall prohibit the Borrower, HubCo or their respective Subsidiaries from making the loans, payments, transfers, capital contributions, distributions or investments contemplated by the Transactions including, without limitation, the Option Cancellation Payments.

7.11 Limitation on Changes in Fiscal Year. Permit the fiscal year of Holdings to end on a day other than on or about the last Sunday in February.

7.12 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which HubCo or any Subsidiary is engaged on the date of this Agreement (or which are directly related thereto or generally related thereto).

7.13 Amendments to Certain Documents. Amend, modify, waive or terminate any provisions of the Marketing Services Agreement or the R&D Services Agreements in a manner which is materially adverse to the Lenders, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

7.14 Limitation on Prepayments and Amendments of Certain Debt. (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any Indebtedness outstanding pursuant to Section 7.1(i), 7.1(k) (except that Indebtedness permitted pursuant to Section 7.1(k) (1) may be refinanced in accordance with the provisions of such Section, (2) may be redeemed by the Borrower with the net cash proceeds of an IPO to the extent permitted under the Senior Unsecured Note Indenture or other “equity clawback” provisions applicable to Permanent Debt for the redemption of such Permanent Debt prior to the time such Permanent Debt may otherwise be redeemed by the Borrower and (3) may be redeemed by the Borrower in an aggregate amount up to $50,000,000 of the greater of (x) consideration paid in respect thereof and (y) aggregate principal amount redeemed pursuant to this clause (3), provided that, on the date such redemption is to be made pursuant to this subclause (3), (A) the aggregate amount of Revolving Credit Loans outstanding is less than $5,000,000 and (B) the Leverage Ratio for the most recently ended four fiscal quarters immediately preceding such date for which the appropriate financial information is available would have been 2.5 to 1.0 or lower) or 7.1(m), (b) make or arrange for any optional payment on the Lucent Note (whether on account of principal, interest or otherwise), (c) waive, amend, supplement, modify, terminate or release any of the provisions of any such Indebtedness outstanding pursuant to Section 7.1(i) if, after giving effect to such waiver, amendment, supplement, modification, termination or release, such Indebtedness would not have been permitted to be incurred pursuant to such Section, or (d) waive, amend, supplement, modify, terminate or release any of the provisions of any such Indebtedness outstanding pursuant to Section 7.1(k) or the Lucent Note without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to the Lenders.

7.15 Maintenance of Minimum Consolidated EBITDA. As of the last day of any fiscal quarter, permit Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date to be less than $35,000,000.

SECTION 8. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a) The Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with Section 2.8 or (ii) pay any interest on any Loan or Note or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) HubCo or the Borrower shall default in the observance or performance of any agreement contained in Section 6.7(a) or 6.9 or Section 7 of this Agreement or Holdings shall default in the observance or performance of any agreement contained in Section 10(b) of the Parent Guarantee; or

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days; or

(e) HubCo or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any inter-company debt), Currency Agreement or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Currency Agreement, Interest Rate Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Currency Agreement, Interest Rate Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the part or parties to such Currency Agreements or Interest Rate Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Currency Agreement or Interest Rate Agreement to be terminated any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case, provided that the aggregate principal amount of all such Indebtedness, Currency Agreements, Interest Rate Agreements and Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $10,000,000; or

(f) (i) Holdings or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Holdings or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of HubCo or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan, and such event or condition, together with all other such events or conditions, relating to a Plan, if any, would be reasonably likely to subject Holdings or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a material adverse effect to Holdings and its Subsidiaries taken as a whole; or

(h) One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or to the extent not covered by insurance or indemnities to the extent the Borrower, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Agreement, such condition shall continue unremedied for 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(j) There shall have occurred a Change of Control; or

(k) The subordination provisions of any document governing any Indebtedness permitted under Section 7.1(i) shall cease, for any reason, to be valid or any Credit Party or any of its Subsidiaries shall so assert in writing;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (ii) all obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 8 on account of undrawn Letters of Credit shall be made by the Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrower’s reimbursement obligations under Section 2.8 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrower’s obligations under this Agreement as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. THE AGENTS; THE ISSUING LENDER

9.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent and GSCP as the Syndication Agent under this Agreement and irrevocably authorizes JPMCB as Administrative Agent and for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 9.3.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any `officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Revolving Credit Commitments (or, to the extent such Revolving Credit Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

9.8 Agent in its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though the Administrative Agent were not an Agent hereunder. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrower, which shall not unreasonably withhold its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

9.10 Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 9 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

9.11 The Syndication Agent and Joint Lead Arrangers. Neither the Syndication Agent nor the Joint Lead Arrangers shall have any responsibilities hereunder in such capacity.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 10.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall release collateral not required or permitted by any Credit Document to be released and which, in the aggregate with all other collateral released pursuant to this clause (a) (other than collateral released pursuant to the proviso to this clause (a)) during the calendar year in which such proposed release would be effected and the immediately preceding calendar year, has fair market value on the proposed date of release in excess of 20% of the fair market value of all collateral (including any Guarantee) on such date without the written consent of the Supermajority Lenders; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (i) releases of collateral in connection with any Asset Sales permitted by Section 7.5, (ii) releases of collateral in accordance with Section 10.11 or (iii) upon the reincorporation of the Borrower or any Subsidiary in a new jurisdiction or the creation of a new Subsidiary of the Borrower, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with Section 7.5, provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;

(b) no such waiver and no such amendment, supplement or modification shall extend the final maturity date of any Note or the scheduled payment date of any installment of any Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Revolving Credit Commitment or Revolving Credit Commitment Percentage, or amend, modify or waive any provision of Section 3.9(b) or this Section 10.1 or reduce the percentage specified in the definition of Required Lenders or reduce the percentage specified in the definition of Supermajority Lenders or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the prior written consent of each Lender directly affected thereby;

(c) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent and Issuing Lender;

(d) any such waiver and any such amendment, supplement or modification described in this Section 10.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrower, the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Stratus Technologies, Inc. 111 Powdermill Road Maynard, Massachusetts 01754-3409 Attention: Robert Laufer Telecopy: (978) 461-3750

With a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Janet Vance, Esq. Telecopy: (212) 351-4035

HubCo:	Stratus Technologies International, S.à r.l. c/o Allen & Overy 58 Rue Charles Martel L-2134 Luxembourg Attention: Mark Feider Telecopy: 011-352-44-44-55-333

With a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Janet Vance, Esq. Telecopy: (212) 351-4035

The Administrative Agent:	JPMorgan Chase Bank Loan and Agency Services 1111 Fannin Street, 10th Floor Houston, Texas 77002 Attention: Shadia O. Aminu Telecopy: (713) 750-2878

With a copy to:	JPMorgan Chase Bank 270 Park Avenue, 4th Floor New York, NY 10017 Attention: David Mallett Telecopy: (212) 270-4584

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.4, 2.5, 3.1, 3.2, 3.3 and 3.4 shall not be effective until received and, provided, further, that the failure to provide the copies of notices to the Borrower provided for in this Section 10.2 shall not result in any liability to the Administrative Agent.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power` or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Letters of Credit.

10.5 Payment of Expenses and Taxes. HubCo and the Borrower jointly and severally agree (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers, (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Joint Lead Arrangers and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender and each Lender and their respective Affiliates, officers, directors and trustees harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender or the Lenders or such Affiliates, officers, directors or trustees (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to Holdings, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by Holdings or any of its Subsidiaries, or (y) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 10.5(d)(y) is intended to limit the Borrower’s obligations pursuant to Section 2.8) (all the foregoing, collectively, the “indemnified liabilities”), provided that HubCo and the Borrower shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender or any Lender or any of their respective Affiliates, officers, directors and trustees arising from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender or Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender or any such Lender by any Transferee (as defined in Section 10.6). Without limiting the foregoing, and to the extent permitted by applicable law, HubCo and the Borrower agree not to assert, and hereby waive (and shall cause the Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Issuing Lender or any Lender. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, all future holders of the Notes and the Loans, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. The Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.7. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10, 3.11 and 3.12 with respect to its participation in the Letters of Credit and in the Revolving Credit Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder.

(c) Subject to paragraph (g) of this Section 10.6, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, (i) at any time and from time to time assign all or any part of its rights and obligations under this Agreement and the Notes to any Lender or Affiliate thereof, provided that, in the event of a sale of less than all of such rights and obligations, such assigning Lender after any such sale to any other Lender or any Affiliate of such Lender shall retain Revolving Credit Commitments and/or Loans and/or L/C Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent may determine) and (ii) with the consent of the Borrower (unless an Event of Default under Section 8(a) or (f) has occurred and is continuing) and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed) at any time and from time to time assign to one or more additional banks, mutual funds or financial institutions or entities (each, an “Assignee”), all or any part of its rights and obligations under this Agreement, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to clause (ii) of this Section 10.6(c) shall be in a principal amount of $2,500,000 or more unless the Assigning Lender is transferring all of its rights and obligations and (B) in the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Revolving Credit Commitments and/or Loans and/or L/C Participating Interests aggregating at least $5,000,000 (or such lesser amount as the Administrative Agent and the Borrower may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of the indemnification provisions set forth in Section 10.5).

(d) The Administrative Agent, which for purposes of this Section 10.6(d) only shall be deemed to be the agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $4,000 if the Assignee is not a Lender prior to the execution of such supplement and $1,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower (no such assignment shall become effective unless and until so recorded); provided that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), a single $4,000 fee shall be payable for all such contemporaneous assignments.

(f) The Administrative Agent and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning Holdings and its Subsidiaries and Affiliates. Notwithstanding the foregoing, HubCo and the Borrower authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of HubCo and the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning Holdings and its Subsidiaries and Affiliates.

(g) If, pursuant to this Section 10.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer either (1) in the case of a Transferee that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the transferor Lender (and, in the case of any Transferee registered in the Register, the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to the extent permitted by then-current law to provide the transferor Lender (and, in the case of any Transferee registered in the Register, the Administrative Agent and the Borrower) a new Form W-8BEN or Form W-8ECI upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of any Transferee that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) to furnish to the transferor Lender (and, in the case of any Transferee registered in the Register, to the Borrower), with a copy to the Administrative Agent, (A) a Section 3.11(d)(2) Certificate and (B) two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8, certifying to such Transferee’s legal entitlement on the date of the effectiveness of such transfer to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower), to the extent legally entitled to do so, upon reasonable request by the transferor Lender (or, in the case of any Transferee registered in the Register, the Administrative Agent or the Borrower), to provide to the transferor Lender, the Administrative Agent and the Borrower such other forms as may be required to establish the legal entitlement of such Transferee to an exemption from withholding tax with respect to payments under this Agreement.

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

(i) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (c) above, which Notes shall be dated as of the Effective Date.

10.7 Adjustments; Set-off. (a) If any relevant Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 8, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to HubCo or the Borrower, any such notice being expressly waived by HubCo and the Borrower to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; HubCo or the Borrower to set off and apply against any indebtedness, whether matured or unmatured, of HubCo or the Borrower to such Lender, any amount owing from such Lender to HubCo or the Borrower, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, HubCo and the Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender, subject in each case to Section 10.7(a) of this Agreement. The aforesaid right of set-off may be exercised by such Lender against HubCo and the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of HubCo or the Borrower, or against anyone else claiming through or against the HubCo or Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with HubCo, the Borrower and the Administrative Agent. This Agreement shall become effective with respect to HubCo, the Borrower, the Administrative Agent, the Syndication Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by HubCo, the Borrower, the Administrative Agent, the Syndication Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

10.9 Governing Law; No Third Party Rights. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in Section 10.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

10.10 Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(v) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

10.11 Releases. The Administrative Agent and the Lenders agree to cooperate with HubCo, the Borrower and their respective Subsidiaries with respect to any sale or other disposition permitted by Section 7.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by Section 7.5 including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.

10.12 Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrower or in any other event, earned interest on the Loans and such other obligations of the Borrower may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrower or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

10.13 Special Indemnification. Notwithstanding any provision in this Agreement to the contrary, (A) each Lender, or Transferee of any Lender pursuant to Section 10.6(g) of this Agreement, shall indemnify the Borrower and the Administrative Agent, and hold each of them harmless against any and all payments, expenses or taxes which the Borrower or the Administrative Agent may become subject to or obligated to pay if and to the extent that, (i) on the Effective Date or the effective date of transfer, as the case may be, such Lender, or such Transferee of a Lender pursuant to Section 10.6(g) of this Agreement, (a) makes the representation and covenants set forth in Section 3.11(d)(2) of this Agreement, or, in the case of a Transferee, pursuant to Section 10.6(g)(2) of this Agreement and the Assignment and Acceptance, and (b) is not in fact also qualified to make the representation and covenants set forth in Section 3.11(d)(1) of this Agreement or, in the case of a Transferee, pursuant to Section 10.6(g)(2) of this Agreement and the Assignment and Acceptance, and (ii) as a result of any Change in Law or compliance by such Lender, or Transferee, with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority the Borrower or the Administrative Agent is required to make any additional payments on account of U.S. withholding taxes and amounts related thereto with respect to any payments under this Agreement, any Note, or a Eurodollar Loan, made prior to such Change in Law or request or directive, none of which payments would have been required if such Lender, or Transferee, was qualified on the Effective Date or the date of the transfer, as the case may be, to make the representation and covenants set forth in Section 3.11(d)(1) of this Agreement or pursuant to Section 10.6(g)(1) of this Agreement and the Assignment and Acceptance, as the case may be, and (B) each Lender, or Transferee, agrees that to the extent any amount payable by such Lender or Transferee pursuant to this Section 10.13 remains unpaid on any Interest Payment Date or the date on which any prepayment is made, the Borrower shall have the right to set-off against any payment due to such Lender or Transferee on such date any amounts owing to the Borrower pursuant to this Section 10.13.

10.14 Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and its Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a) and (d) below, to engage in the following transactions: (a) (i) the Agreement for Management and Advisory Services, between Investcorp International, Inc. (“III”) and the Borrower dated as of January 8, 1999, (ii) the Loan Financing Advisory Agreement between III and the Borrower dated as of January 8, 1999, (iii) the Agreement for Management and Advisory Services between Investcorp Management Services Limited (“IMSL”) and HubCo dated as of January 8, 1999, (iv) the Mergers and Acquisitions Advisory Agreement between IMSL and HubCo dated as of January 8, 1999 and (v) the Marketing Services Agreement, and the R&D Services Agreements; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of Holdings or any Subsidiary of Holdings; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of Holdings or its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under Section 7.1; (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by Holdings or any of its Subsidiaries; and (f) the Transactions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

STRATUS TECHNOLOGIES, INC.

By:	/s/ Robert C. Laufer
Title: Chief Financial Officer

STRATUS TECHNOLOGIES INTERNATIONAL, S.À R.L.

By:	/s/ Zahid Zakiuddin
Title:

JPMORGAN CHASE BANK, as Administrative Agent, Issuing Lender and a Lender

By:	/s/ David M. Mallett
Title: Vice President

J.P. MORGAN SECURITIES INC., as a Joint Lead Arranger

By:	/s/ David M. Mallett
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Joint Lead Arranger, Syndication Agent and a Lender

By:	/s/ W.W. Archer
Title: Managing Director

FLEET NATIONAL BANK

By:	/s/ John B. Desmond
Title: Director

SCHEDULE I

Addresses, Lending Offices and Commitments

Lender	Revolving Credit Commitment

JPMorgan Chase Bank	$15,000,000
270 Park Avenue, 4th Floor
New York, NY 10017
Attention: David Mallett
Telecopy: (212) 270-4584

Fleet National Bank	$10,000,000
100 Federal Street
Boston, MA 02110
Attention: John Desmond
Telecopy: (617) 434-0819

Goldman Sachs Credit Partners L.P.	$5,000,000
85 Broad Street, 18th Floor
New York, NY 10004
Attention: Laurie Perper
Telecopy: (212) 357-9110

TOTAL	$30,000,000

SCHEDULE II

PRICING GRID

Leverage Ratio	Applicable Margin Revolving Credit Loans		Commitment Fee
	Eurodollar Loans	Alternate Base Rate Loans
≥ 2.75 to 1.0	3.25%	2.00%	0.500%
≥ 2.25 to 1.0	2.75%	1.50%	0.500%
≥ 1.75 to 1.0	2.50%	1.25%	0.500%
< 1.75 to 1.0	2.00%	0.75%	0.375%

Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which such financial statements are delivered to the Lenders (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 95th day after the end of each fiscal year as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If for any reason the financial statements referred to above are not timely delivered to the Lenders, (i) during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered, the Applicable Margin shall be the Applicable Margin in effect immediately prior to the date such financial statements were due, and (ii) if such financial statements, when actually delivered, would have required an increase in the Applicable Margin over the Applicable Margin in effect immediately prior to the date such financial statements were due, the Borrower shall promptly following the delivery of such financial statements pay to the Lenders and the Administrative Agent any additional amounts of interest or fees which would have been payable on any previous interest payment date had such higher Applicable Margin been in effect from the date such financial statements were required to be delivered. Any change in the Applicable Margin as a result of a change in the Leverage Ratio shall apply to all Loans for each day during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change in the Applicable Margin. If an Event of Default exists on any Adjustment Date or other date upon which the Applicable Margin would otherwise be adjusted hereunder, the Applicable Margin shall in no event be reduced on such Adjustment Date or other date from the Applicable Margin in effect immediately prior to such Adjustment Date or other date until such Event of Default is cured or waived.